UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2011

AMERICAN SMOOTH WAVE VENTURES, INC.

(Exact name of registrant as specified in its charter)

IOWA
(State or other jurisdiction of incorporation)
333-152849	26-3036101
(Commission File Number)	(IRS Employer Identification No.)

Ailibao Footwear & Clothes Co., Ltd., Jiangtou Industrial Zone, Chendai Town
Jinjiang City, Fujian Province 362211 People’s Republic of China

(Address of principal executive offices and zip code)

+860595-85196329

     (Registrant’s telephone number including area code)

73726 Alessandro Dr. Suite 103, Palm Desert, CA 92260

(Registrant’s former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by American Smooth Wave Ventures, Inc. from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to, American Smooth Wave Ventures, Inc.’s management as well as estimates and assumptions made by management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with the audited consolidated financial statements of Ailibao International Investment Limited as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and the related notes thereto, and the unaudited interim consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 and the related notes thereto filed as exhibits to this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” or the “Company” refer to American Smooth Wave Ventures, Inc. a Iowa corporation.

Item 1.01 Entry Into A Material Definitive Agreement

On January 21, 2011 we acquired Ailibao International Investment Limited, a British Virgin Islands (“BVI”) company (“Ailibao International”) that, through its operating subsidiaries in the People’s Republic of China (the “PRC” or “China”), is in the business of producing sportswear.

On January 21, 2011, the (“Closing Date”), pursuant to a share exchange agreement (the “Exchange Agreement”) by and among the Company, Ailibao International, the holders of all outstanding shares of Ailibao International (the “Ailibao International Shareholders”), we acquired all of the outstanding shares of Ailibao International (the “Ailibao International Shares”) from the Ailibao International Shareholders, and the Ailibao International Shareholders transferred all of the Ailibao International Shares to us. In exchange, we issued to the Ailibao International Shareholders,  317,409,000 shares of common stock and to the introducing party, 6,826,000 shares of common stock, totaling 95% of the shares of common stock of the Company issued and outstanding after the Closing (the “Share Exchange”).

A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference. All references to the Exchange Agreement and other exhibits to this Current Report are qualified, in their entirety, by the text of such exhibits.

Item 2.01 Completion of Acquisition or Disposition of Assets

Closing of Exchange Agreement

On the Closing Date, we entered into an agreement to acquire Ailibao International, a BVI corporation that, through contractual arrangements with operating entities in the PRC, is in the business of designing, producing and distributing Ailibao-branded footwear and apparel. On the Closing Date, pursuant to the terms of the Exchange Agreement, we acquired all the Interests of Ailibao International from the Ailibao International Shareholders, and the Ailibao International Shareholders transferred and contributed all of their Interests to us. In exchange, we issued a total of 317,409,000 shares of common stock to the Ailibao International Shareholders, and 6,826,000 shares of common stock to the introducing party, totaling 95% of the issued and outstanding shares of common stock of the Company on a fully-diluted basis as of and immediately after the closing of the share exchange.

Prior to the Closing Date, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act regarding our common stock, which, upon consummation of the Share Exchange, is the only class of our securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, with such information reflecting us and our securities upon consummation of the Share Exchange.

Our Corporate Structure

Our current corporate structure is set forth below:

We are an Iowa corporation that was formed on July 11, 2008.    On January 21, 2011, we acquired Ailibao International Investment Limited, (“Ailibao International”).  Ailibao International is a British Virgin Islands company that was incorporated on June 8, 2010.    Ailibao International acts as a holding company and its sole asset is the shares of Ailibao (Fujian) Marketing Management Company Limited,  (“Ailibao Marketing”), a wholly foreign-owned enterprise in the PRC.   Ailibao Marketing has series of control agreements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd., a PRC company (“Ailibao Shoes”) that was formed in 1998.  Ailibao Shoes is principally engaged in the design, production and sale of Ailibao-branded shoes and sportswear.  As Ailibao Marketing has contractual control of Ailibao Shoes as well all rights to the economic benefit (including any profits and dividends) of Ailibao Shoes, Ailibao Shoes is considered a Variable Interest Entity (“VIE”) under applicable accounting principles.    In this report, the terms “we,” “us,” and the “Company” are used interchangeably and refer to our US corporate parent company, all of our subsidiaries and the VIE company on a combined basis.

Our wholly owned subsidiary, Ailibao Marketing, has entered into a series of contractual arrangements with Ailibao Shoes and their respective shareholders, which enable us to:

•	exercise effective control over the business management and shareholder voting rights of Ailibao Shoes;

•	receive substantially all of the economic benefits of Ailibao Shoes through service fees in consideration for the business consulting services provided by Ailibao Marketing; and

•	have an exclusive option to purchase all of the equity interests in Ailibao Shoes and when and to the extent permitted under PRC laws.

We do not have an equity interest in Ailibao Shoes.  However, as a result of these contractual arrangements, we are considered the primary economic beneficiary of Ailibao Shoes and we treat it as our consolidated affiliated entity under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of its company in our consolidated financial statements in accordance with U.S. GAAP. For the three years ended December 31, 2007, 2008 and 2009, and the nine months ended September 30, 2010. For a description of these contractual arrangements, see “Corporate Structure.”

The following is a summary of the currently effective contracts among our subsidiary Ailibao Marketing, our consolidated affiliated entities Ailibao Shoes and the respective shareholders of Ailibao Shoes.

Business Operations Agreement

Pursuant to the business operations agreement dated November 18, 2010 among Ailibao Marketing, Ailibao Shoes and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes (the “Business Operations Agreement”), Ailibao Shoes must appoint the persons designated by Ailibao Marketing to be its executive director or directors, general manager, chief financial officer and any other senior officers. Ailibao Shoes agrees to accept the proposals provided by Ailibao Marketing from time to time relating to employment decisions, daily business operations and financial management. Without Ailibao Marketing’s prior written consent, Ailibao Shoes shall not conduct any transaction which may materially affect its assets, obligations, rights or operations, including but not limited to, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, or transfer of any rights or obligations under this agreements to a third party. The term of this agreement shall survive until Ailibao Marketing is dissolved according the laws of the PRC.  Ailibao Marketing may terminate the agreement at any time by providing 30 days’ advance written notice to Ailibao Shoes and to each of its shareholders. Neither Ailibao Shoes nor any of its shareholders may terminate this agreement.

Share Pledge Agreement

Pursuant to the share pledge agreement dated November 18, 2010 among Ailibao Marketing and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes (the “Share Pledge Agreement”), the shareholders of Ailibao Shoes pledge all of their equity interest in Ailibao Shoes to Ailibao Marketing, to guarantee Ailibao Shoes and its shareholders’ performance of their obligations under, where applicable, the Exclusive Business Consultation and Services Agreement (defined below), the Business Operation Agreement, the Option Agreements (defined below) and the Intellectual Property License Agreement (defined below). If Ailibao Shoes and/or any of its shareholders breach their contractual obligations under these agreements, Ailibao Marketing, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Without Ailibao Marketing’s prior written consent, the shareholders of Ailibao Shoes may not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Ailibao Marketing’s interests. During the term of the Share Pledge Agreement, Ailibao Marketing is entitled to receive all of the dividends and profits paid on the pledged equity interests. The equity interest pledge expires on the earlier of (i) the date on which Ailibao Shoes and its shareholders have fully performed their obligations under the Exclusive Business Consultation and Services Agreement, the Business Operation Agreement, the Option Agreement and Intellectual Property License Agreement; or (ii) Ailibao Marketing enforces the pledge pursuant to the terms and conditions under this agreement, to fully satisfy its rights under such agreements.

Power of Attorney

Pursuant to a power of attorney dated November 18, 2010 (the “Power of Attorney”), each of Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes, irrevocably appointed, Mrs. Lam Mei Ying, the person designated by Ailibao Marketing, as their attorney-in-fact to vote on their behalf on all matters of Ailibao Shoes requiring shareholder approval under PRC laws and regulations. The Power of Attorney is valid so long as the principals are shareholders of Ailibao Shoes.

Exclusive Business and Consulting Services Agreement

Pursuant to the exclusive business and consulting services agreement dated November 18, 2010 between Ailibao Marketing and Ailibao Shoes (the “Exclusive Business and Consulting Services Agreement”), Ailibao Marketing has exclusive right to provide consulting services relating to, among other things, marketing and brand building activities, business development strategy and financing strategy, and certain other business areas to Ailibao Shoes. Pursuant to the Exclusive Business and Consulting Services Agreement, Ailibao Shoes agreed to pay a service fee to Ailibao Marketing equal to 100% of the net profits of Ailibao Shoes, and Ailibao Marketing agreed not engage any third party for any of the consulting services provided under the agreement. In addition, Ailibao Marketing exclusively owns all intellectual property rights resulting from the performance of this agreement. The initial term of the agreement is ten years and is extendable indefinitely by Ailibao Marketing. Ailibao Marketing can terminate the agreement at any time by providing 30 days’ prior written notice, while Ailibao Shoes is not permitted to unilaterally terminate the agreement.

Intellectual Properties License Agreement

Pursuant to the intellectual properties license agreement dated November 18, 2010 between Ailibao Marketing and Ailibao Shoes (the “Intellectual Properties License Agreement”), Ailibao Shoes grants Ailibao Marketing a royalty-free right to use its intellectual property. The term of the Intellectual Properties License Agreement is ten years with automatic renewal for another ten years, unless Ailibao Marketing gives three months’ prior written notice of non-renewal.  Ailibao Marketing may terminate the agreement at any time by providing 30 days’ prior written notice.

Option Agreement

Pursuant to the option agreement dated November 18, 2010 among Ailibao Marketing and Baojian Ding, Baofu Ding and Changming Ding, the shareholders of Ailibao Shoes , the shareholders of Ailibao Shoes granted Ailibao Marketing or its designees an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interest in Ailibao Shoes.  Ailibao Marketing or its designees have sole discretion to decide when to exercise the option, either in part or in full, and they are entitled to exercise the option an unlimited number of times until all of the equity interests have been acquired, and can freely transfer the option, in whole or in part to any third party. Without Ailibao Marketing’s consent, the shareholders of Ailibao Shoes may not transfer, donate, pledge, or otherwise dispose of their equity interest in Ailibao Shoes. The equity option agreement will remain in full force and effect until the earlier of the date on which all of the equity interest in Ailibao Shoes has been acquired by Ailibao Marketing or its designated representatives.

Description of Business

Overview

We design, manufacture and sell “Ailibao” branded footwear and design related apparel in the PRC.   Ailibao Shoes was formed in 1983 as a “collective-owned enterprise” under the name Jinjiang Chendai Jiangtou Leather Factory and reorganized into a limited liability company in 1998 under the name Ailibao Shoes based in Jinjiang city, Fujian province, PRC.  Our Ailibao footwear line is focused on athletic shoes for casual dress and sporting activities including basketball, soccer, tennis, skateboarding, running, and hiking.   Ailibao-branded apparel products include Ailibao sports suits, shirts, caps, athletic bags and related accessories.

Our business strategy is to offer a wide range of Ailibao-branded products at prices that are competitive in our market. While China has become the second largest global economy, 2009 annual urban disposable income per capita was just Renminbi (“RMB”) 17,175 (National Bureau of Statistics of China). We sell at lower prices than international brands, while offering several comparable models as well as various unique styles.  In 2009, the average retail price for a pair of our shoes was RMB 180.

We currently offer a wide line of sports footwear and sports-related apparel, which consisted of 80% and 20% of our sales in 2009, respectively. Our brand is focused on teens and young adults and our brand’s slogan is “street-fashion-life.”  Our most popular style is “hip hop,” which accounted for over 60% of our footwear sales in 2009.  We sell our products to regional distributors that currently supply 1,237 retail stores, 337 of which are Ailibao-branded franchise retailers. We do not receive franchise fees from these retailers.

We seek to increase our sales primarily by developing appealing new Ailibao products and by helping our distributors to attract new retailers in their territories. We also offer start-up incentives and store design support to retailers that open Ailibao-branded franchise stores. Such stores use Ailibao signage and carry our products exclusively. In addition to focusing solely on our products, Ailibao branded franchise stores provide us with “built-in” advertising and brand promotion in local neighborhoods.

From January 2007 through September 30, 2010, we have grown our sales at an annual average rate of over 25%.  From January 2006 to September 30, 2010, the number of franchise locations grew from 544 stores to 1,237 stores.  Our current manufacturing facilities have three production lines with an annual production capacity of approximately 3.5 million pairs of shoes. For 2009 shoe production, we manufactured approximately 3.4 million pairs in-house and used subcontract manufacturers for approximately 4.3 million pairs.  All of our apparel is produced using subcontract manufacturers.

Industry Overview

The PRC’s Economic Outlook

The PRC has experienced stable and strong economic growth in recent years.  The PRC’s GDP has increased from RMB 18,493.7 billion to RMB 33,535.3 billion from 2005-2009, at a compound annual growth rate of approximately 16.04% (National Bureau of Statistics of China).  Both GDP and GDP per capita between 2005 and 2009 are shown below:

The PRC’s economic growth has led to the increase in urbanization. As a result, the PRC’s urban population has increased from 562 million in 2005 to 622 million in 2009.

 PRC Urban Population

Year	2005	2006	2007	2008	2009
Urban Population (in millions)	562	577	594	607	622
Total Population (in millions)	1,308	1,314	1,321	1,328	1,335
Urbanization Rate (%)	43.0	43.9	44.9	45.7	46.6

Source: National Bureau of Statistics of China

The disposable income per capita for urban residents in the PRC has increased also from RMB 10,493 in 2005 to RMB 17,175 in 2009, representing a compound annual growth rate of approximately 13.11%.

Rising incomes in the PRC have fueled the increase in the purchase of consumer goods. From 2005 to 2009, consumption of retail products in the PRC increased from RMB 6.72 trillion to RMB 12.53 trillion, representing a compound annual growth rate, or CAGR, of 16.85% (National Bureau of Statistics of China).

The PRC Sportswear Market

The PRC’s urbanization and increasing disposable incomes are key contributing factors to the growth of the PRC’s sportswear market.  From 2004 to 2008, the PRC’s sportswear market increased from approximately USD $3.3 billion (RMB 27.4 billion) to USD $9.8 billion (RMB 68.3 billion), accounting for a compound annual growth rate of 31.3% (Frost & Sullivan, as reported by CIMB Research). The PRC’s sportswear market is expected to reach RMB 200 billion by 2010 and RMB 297 billion in 2020, representing a CAGR of 15.7% (UBS Global Equity Research).

The PRC has the world’s largest population with approximately 1.3 billion people, yet its sportswear expenditure lags behind many developed nations.  The PRC’s 2008 sportswear expenditure per capita was only USD $7.4, whereas the United States’ was USD $232.8 (Frost & Sullivan, as reported by CIMB Research).

Total Sportswear Expenditure per Capita in 2008

Source: Frost & Sullivan, as reported by CIMB Research

Market Participants

China’s sportswear market consists of international and domestic brands.  Nike and Adidas are the international leading brands, accounting for 18.8% and 14.9% respectively of China’s sportswear market in 2008 (Frost & Sullivan).  China’s domestic brands can be divided into two different markets: premium brands such as Li Ning and mass market brands such as Anta, Erke, Xtep, 361° and Peak.

Competitive Strengths

Brand focused on Teens and Young Adults

We focus on developing in-demand styles for teenagers and young adults. We send our product designers to industry-recognized shoe fashion centers, and our designers observe market trends in the footwear industry to inspire our new product designs.  Our specialization in design allows us to produce product styles that are in high demand,which we believe allow us to capture a larger market share of mainstream Chinese teenagers and adults.

Affordable Pricing

Our products are typically priced lower than international and Chinese high-end brand names, while offering unique styling and comparable quality. Our pricing strategy is thus well suited for our core customer demographics in the PRC.

Strong Retail Sales Network

We have been able to expand our sales network coverage to 20 PRC provinces The franchise store network includes street-level retail stores, in-mall retail stores, and in-department store sales booths and mixed sportswear retail stores.

Extensive Industry Experience

Our experience in the sports footwear industry has allowed us to manage our costs and to build strong distributor relationships. We have an experienced senior management team with an average of 17 years industry experience.  In addition to production expertise and cost control, our team is experienced at developing new designs and bringing them to finished products in a short time span.

Business Strategies

We have several strategies to continue growing our business.

Increase Ailibao-Branded Franchise Stores

We plan to continuously strengthen our sales network by expanding our retail presence to new areas within the PRC.  Based on feedback from distributors and our own market research, we have identified areas in northeastern and southwestern China as ideal markets for our products.  We plan to build our sales network in these regions, including lower- and middle-income areas of major cities such as Beijing, Shanghai, Guangzhou, and Shenzhen.  To accelerate such expansion, we intend to incentivize distributors and retailers by paying for a certain percentage of store construction expenses.

Promote our Brand Image through Company-Owned Retail Stores

We plan to open approximately 20 company-owned retail stores ourselves, which will generally serve to promote new products and unify our brand image.  These retail stores will be larger than our typical-sized franchise stores and will carry more products.  We also expect to generate higher profit margins on products sold at these store locations.   The actual number of company stores and their timing will depend on future fund raising.

New Product Development

We plan to dedicate more financial resources to new product development.  Expenditures will include both hiring more personnel to focus on shoe design and shoe fabric design, in addition to increasing the frequency of trips to worldwide shoe fashion centers.

Music, Film and TV star sponsorships

We plan to hire highly recognized and popular Chinese entertainers to sponsor and act as spokespersons for our products. We believe this marketing strategy will help strengthen our brand recognition on a national level, which can substantially improve our product acceptance, both at the distribution and retailing level. We believe our brand’s positioning as a lifestyle fashion brand gives us an advantage as music, film and TV stars cost much less to hire as shoe product sponsors than professional athletes.    The timing and extent of these sponsorships will depend on our future fund raising.

Products

Footwear

We have produced footwear since 1998.  In 2003, we transitioned from being a manufacturer of jogging shoes to our present position as a lifestyle footwear and apparel company.  Our footwear sales accounted for 80% of our sales for the fiscal year ended December 31, 2009 and approximately 60% of our shoe sales were in our “hip hop” category during that time. Our products are marketed using the “Ailibao” brand name and logo, as well as various related derivatives, and in August 25, 2006 our “ “ trademark was recognized as “China’s Well-Known Trademark” by the Jiangxi Province Jiujiang City Court Intermediate People’s Court.  Our product line is represented by our promotional slogan “Street Fashion Life.” This slogan represents the categories of our footwear designs: street, fashion, and life.
•	Street refers to hip-hop and skateboard style
•	Fashion refers to metropolitan, fashion forward style; and
•	Life refers to leisure and sports style

Apparel and Accessories

Our apparel and accessories products accounted for approximately 20% of our sales for the 2009 fiscal year.  Our apparel and accessories includes T-shirts, sweaters, sports suits, jackets, bags, hats, and athletic accessories.

Product Development

Our product development team places great emphasis on the comfort and functionality of our products. We focus on two key categories to meet our customers’ high expectations: (i) new product styles and (ii) quality and value.

We spend significant time and energy making sure we have stylish product offerings that suit contemporary tastes for mainstream Chinese teens and young adults.   We also strive to make sure our shoes are durable and comfortable, so we work hard to shape our shoes to fit our average customers’ foot dimensions. We perform vigorous product testing to test our footwear’s ability to withstand everyday uses, while continuing to provide its users high comfort.

Production

Production Capacity

Our production facility has three production lines, with a current annual production capacity of approximately 3.5 million pairs of footwear. We are planning to develop a new plant on land adjacent to our current production facility with an anticipated combined area of 19,050 square meters. This new facility would add approximately 3.5 million pairs to our current capacity per year.   We also use outsourced manufacturers.  All of our apparel is made using outsource manufacturers.

Production Process:

Our production uses several steps that take place in sequential fashion:

1.	Raw materials procurement: We procure raw materials from long-standing suppliers. Our raw materials are comprised of natural and synthetic leather, nylon, rubber and plastics.
2.
Preparation and processing of raw materials:  Our quality control department inspects and tests the raw materials for processing. The quality control department also instructs and tests product parts supplied by our subcontractors.

3.	Sewing and stitching: Our footwear production department sews and stitches the walls of the shoe. These walls will be combined during assembly to create the shape of shoe.
4.	Shaping and assembly of soles: Our footwear production department produces the upper-soles and mid-soles of the footwear and assembles them together.
5.	Assembly: Our footwear production department assembles all unfinished footwear parts. The assembly process includes gluing the soles to the body of the shoe and pressing and drying the products.
6.	Quality Control: We put our finished footwear under quality control tests,that include visual inspections as well as testing and bending the products.
7.	Packaging: Our footwear is packaged according to customers’ orders and will be stored for a short period of time until shipped.

The order of our production process is depicted in the chart below:

Procurement of Raw Materials

In 2009, we purchased raw materials for our products from 42 different suppliers. We use high quality raw materials that meet our quality specifications and styles for our footwear.  The raw materials we procure include: natural and synthetic leather, nylon, rubber and plastics.  These products are the fundamental building blocks of our shoes.  Based on our current product designs, we will choose new and different styles of materials to procure for the manufacturing of our footwear. We purchase raw materials based on the order quantities we receive from our distributors.  We only purchase raw materials for in-house production.  For outsourced production, we select the raw materials for our subcontractors to purchase. We typically pay our vendors within 90 days after delivery.

Outsourcing

We outsourced approximately 56% of our footwear production in 2009 and all of our apparel and accessory production. We use 10 different subcontractors. Our top five shoe subcontractors are Fujian Jinjian Wanlilai Shoes and Clothing Co., Ltd., Jinjian Haodeli Shoes and Clothing Development Co., Ltd., Quanzhou Sanle Sports Co., Ltd., Jinjiang Hui Kai Shoes Co., Ltd. and Quanzhou  Xinhao Shoes and Clothing Co., Ltd. , who are all located in Jinjiang, Fujian Province. Our subcontractors purchase their own raw materials, and we inspect the raw materials before production. We subcontract all of our apparel and accessory products.

Quality Control and Management

Our quality control efforts include testing on raw materials, R&D stage quality control, production process quality control and final goods quality control.  Our main objective is to control the quality throughout all phases of production for both our own facilities and the OEM subcontractors. Our management team has over 15 years of shoe manufacturing industry experience, which allows them to effectively control the quality of the goods we produce.  On August 9, 2008, we received ISO9001:2000, a certificate for quality management system certification issued by Guangdong Audit and Certification Centre of Quality System.

Raw Materials Quality Control

We select raw materials for specific product designs and use a machine to test for anti-yellowing, folding, abrasion, temperature resistance and stretch proof ability. We also choose the same specific materials for our subcontractors to use for manufacturing.  We also test the materials our subcontractors use for production to confirm that they meet our quality standards.

Design Prototypes Quality Control

During the design phase, we place great emphasis on material quality, especially the shoe soles. The sole material tests include folding, abrasion, cold-resistance and stretch-proofing.

Production Process Quality Control

We observe our staff during the assembly process to confirm they are properly assembling the footwear to our standards and address assembly problems on a case-by-case basis.

Finished Products Quality Control

We randomly select finished goods for quality control testing. Tests that we apply include but are not limited to the following: thermo stability test, anti-yellowing test, abrasion resistance test, hard fold test and stretch test.

Distributors

We sell our products to 11 regional distributors, who, in turn, supply retail outlets around the country. As of 2009, our top four distributors were located in Chengdu, Chongqing, Wuhan and Zhengzhou.  Our distributors currently supply 1,237 retail outlets, in 20 provinces China.   Currently, the highest retail store concentration is in Sichuan Province and Chongqing, where 476 retail stores carry our productsWe set sales targets for our distributors to increase sales on an annual basis. If our distributors meet our sales targets, we give them a percentage discount on the total order.

We assess the suitability of our distributors based on the following criteria:
•	relevant experience in the management and operation of sportswear retail stores;
•	creditworthiness, including a review of the latest three-month bank statements, cash flow and credit record;
•	ability to develop and operate a network of retail stores in its designated sales region;

•	ability to meet our sales targets; and
•	suitability of warehouse location and size.

Our distribution agreements are generally for a term of up to five years.  Our distributors seek to promote and develop more Ailibao franchise stores in their territories. To assist our distributors to increase the number of Ailibao franchise stores in their territory, we may provide certain funding assistance for decoration and store set-up costs for retailers that are interested to sell Ailibao on an exclusive basis.  The amount of decoration compensation is dependent on the location and size of the retail store.

While we may provide the Ailibao franchise store with design and merchandising support, we sell and ship to the distributors, who warehouse the product and supply the retail stores in their territory. The distributor has the direct financial and contractual relationship with the retail store.

Our distributor agreements do not prevent us from opening our own retail stores in any territory.    We have plans to open our own Ailibao flagship retail stores in China, to improve general Ailibao brand presence and to increase interest in Ailibao-Branded Franchise stores in neighboring areas (see below Ailibao-Branded Franchise Stores.

Distributor Arrangements

Term and Exclusivity
•	Our typical distributor agreement has a 5-year term and requires that Ailibao is the only shoe brand they carry.

Geographical
•	Our distributors are positioned in select geographical regions and are restricted to distribute our products within their designated areas.
Pricing
•	Our distributors should use our suggested price guidelines and are only allowed to discount a certain percentage based on level of consumption.
Support
•
We provide financial support to retail stores for in-store decorations.  All retail stores must have a uniform decorative style. The amount of decoration funds granted is determined by the location of the retail stores and the square meters of sales area.

All of our distributors undergo an intensive credit examination.  We provide credit to our distributors on case-by-case basis based on each distributors financial conditions. Distributors typically pay 30% in advance of orders and pay the balance 30 days after delivery of finished product. According to each distributor’s credit record and financial condition, we may extend credit terms up to 90 days.  We sometimes buy back unsold inventory from our distributors for a 20-60% discount.

Ailibao-Branded Franchise Stores

We approve the use of our name and logo to selected retailers that are willing to sell our shoes on an exclusive basis. We send management to candidate retail store locations to confirm that retail stores conform to our store layouts and general guidelines.  All new store locations are pre-approved by us. We also will provide staff training on selling our products and give initial assistance  on store operation guidelines.

To maintain consistency with our brand image for our retail stores we provide the following:
•	Blueprints and store design guidelines
•	Product and window display advertisements
•	General guidelines on store operation

149 of our 1,237 franchise stores are owned and operated by our distributors, while 1,088 are owned and operated by unrelated third-party owners and none are owned by us.  All franchise stores are supplied with Ailibao merchandise by the distributor that serves their respective region.  We periodically send marketing staff to retail stores to perform market research and on-site inspections.  We also work with our distributors to monitor which models are trending well and which are not.  Based on market feedback, we make adjustments to our product range and segmentation.

Sales Fairs

We hold sales fairs to showcase prototype products to our distributors. We hold three sales fairs each year, in March, June and September.  Typically these sales fairs take place for 5 days,  near our factory in Jinjiang city, Fujian province. We launch and sell our new collection of products for each season at these sales fairs. Distributors place orders for the products at these sales fairs, which constitute approximately 80% of our annual revenue, with the remaining 20% coming from in season re-orders.

Defects and Overstock

We have defective product return policies with our distributors.  We agree with our distributors that a 1% defective product rate for products is acceptable. If the defective product rate exceeds 1%, distributors have the right for a refund for the defective products. To date, we have experienced a defective product rate below 1%.   We also agree to buy back overstock from our distributors, at a 20-60% discount that depends on the amount of time since they originally bought the product.

Promotion and Marketing

We typically promote and market our products through sponsoring events, advertisement billboards and other types of advertisements such as Internet marketing and hosting sales fairs.  We plan to increase our advertising expenditures to enhance the awareness of Ailibao brand as well as attract new distributors.

Before we market in new areas, we send our marketing staff to perform onsite research. Marketing managers will consider  factors of target market as follows: the population of target market, income level, consuming habit, main consuming groups and other major players.

Pricing

We set our pricing according to a variety of factors including: cost of raw materials and production, market conditions and competitors’ pricing.  We set suggested retail prices on our products for our distributors. Our distributors are allowed to extend certain discounts to our retail outlets depending on their regional location.

Competition

The footwear and accessories industry is highly competitive and fragmented in the PRC.  Our Chinese competitors include Anta, Lining, China Hongxing, China Eratat, China Sports, Exceed and Xtep. Our principal regional competitors are Qiaodan, Deerway, Jinlaike and Qiuzhi.  The major foreign competitors offering sports shoes in China is Nike, Adidas, and Puma.

The chart below depicts the sportswear companies’ market share of China’s sportswear market as of 2008.

Competition is determined by the following: performance style and quality, new product development, price, product identity through marketing and promotion, and support to distributors and customer service.  Our current market share consists of less than 1% of the total market. We seek to compete with a wide product line that compares favorably in style, while having lower price points.

Employment Breakdown

We have approximately 1,210 employees. Over 90% of employees are experienced production people. Our production staff works 11 hours each day, 6 days a week.  The chart below provides details of our employees by function.

Department	Number of Employees
Footwear production department	1,038
Quality control department	51
Product development	18
Sales and marketing center	30
Administration department	59
Finance department	11
Senior management	3
Total Employees	1,210
Department	Number of Employees
Footwear production department	1,038
Quality control department	51
Product development	18
Sales and marketing center	30
Administration department	59
Finance department	11
Senior management	3
Total: Employees	1,210

Intellectual Property Rights

As of September 30, 2010, we have registered seven trademarks, and two pending trademark applications.  We also have our website cnailibao.com registered until June 14, 2013.  In August 25, 2006 our “Ailibao” trademark was recognized as one of “China’s Well-Known Trademarks” by virtue of the judgment made by the Intermediate People’s Court in Jinjiang City of Jiangxi Province.

According to the Well-known Trademark Recognition and Protection guideline issued by State Administration For Industry and Commerce (SAIC) on April 17, 2003, “Well-Known Trademark of China” is defined as those well-known trademarks in China which are widely known and enjoy a high reputation in the market place. The Trademark Law only provides certain factors that need to be considered when recognizing a trademark as the “well-known trademark,” which include the public recognition of trademark and time of use of such trademark. The registration term of trademark, including well-known trademark, is ten years, which could be extended for another ten years upon application of the trademark’s owner within 6 months before expiration of the original term. Our Ailibao brand has also been recognized as a “Fujian Famous Brand” by the Fujian Provincial Peoples’ Government in December 2008.

Property

We have been using the land of factory site 1 since our inception and factory site 2 since 2002, pursuant to agreements with the local townships for the use of the land, accompanied by one-time payments. While we enjoy good relations with the township and are under no pressure to change the terms of the property usage, we are seeking to further solidify our property usage for the long-term interest of our company by converting the land to state-owned land, and by receiving an ownership certificate commonly known as a land use right.

We currently use two factories with a combined area of 11,987 square meters.  Factory site 1 is 4,200 square meters (including production department and apartment building) and factory site 2 is 7,787 square meters (including production department). A parcel of land located inside the factory site 2, is the subject of an application for a land-use right, which is still in progress. Further, there is approximately 3,787 square meters for living quarters for staff and workers, 2,425 square meters for an office building and 2,980 square meters for warehouse space.  The following lists our property, including our method of ownership.

Company Name	Property Area (Sq. meters)	Ownership	Land Area (Sq. meters)	Ownership	Building Address	Principal Uses of Building
Ailibao Shoes	4,200	Application for ownership certificate has been made*	800 (1.2 mu)	Application for ownership certificate has been made*	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Production Department, Apartment Building
Ailibao Shoes	7,787	Application for ownership certificate has been made*	4,270	Application for ownership certificate has been made*	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Production Department
Ailibao Shoes	9,192	Self-owned with Housing Ownership Certificate	8,690	Land-use right owned	Jiangtou Village, Chendai Town, Jinjiang City, Fujian Province	Company: Warehouse, Office Building and Apartment Building

*
On October 14, 2010, Jinjiang Planning and Construction and Real Estate Bureau issued a certification letter, confirming that using the building mentioned above is not against local laws and obtaining the building ownership certificate is without material obstacle.

Environment Protection

Our manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise, and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. We are also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration, and electromagnetic radiation generated in the course of production, construction or other activities.

Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge. On October 21, 2010, Jinjiang Environmental Protection Bureau issued a certificate letter, verifying that the construction of our new factory and supporting facilities complies with the environment protection requirements, that the relevant acceptance inspection is being processed and that our passing the acceptance inspection is without material obstacle. The main environmental impact from our operations is the generation of wastewater and noise pollution from the operation of production machinery. On October 29, 2010 we received a Provisional Certificate of Sewage Discharge Permission issued by Jinjiang Environmental Protection Bureau.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that we maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. We are required to offer education and training programs to our employees regarding production safety. The design, manufacture, installation, use and maintenance of our safety equipment are required to conform with applicable national and industrial standards. In addition, we are required to provide employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums, and Interim Provisions on Registration of Social Insurance, we provide our employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

Insurance
We do not maintain general product liability insurance for any of our products. Nevertheless, we believe that our practice is in line with the general industry practice in the PRC as product liability insurance is not required under PRC law. In past 4 years, we did not receive any material claims from customers or consumers relating to our products.

Legal Compliance and Procedures

We are currently not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known to be pending or threatened by or against us that would have a material adverse effect on our operation results or financial condition.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this registration statement.  Ailibao has described all material risks that are currently known and reasonably foreseeable.  You should carefully consider the risks we describe below and the other information included in document before investing in our company.  In assessing these risks, you should also refer to such other information, including our consolidated financial statements and the accompanying notes.  This discussion contains forward-looking statements.

Risks Relating to Our Business

We distribute our products through Ailibao branded-franchise stores operated by independent third-party operators over which we have limited control.

Our distributors wholesale some of our products to third-party retail store operators.  We have limited control over the retail stores as they are operated by third-party retail operators, and we have no contract with them as they are supplied by the distributor, including those that use our name in their branding.  We have contractual relationships only with our distributors and not with authorized third party retail store operators.  There can be no assurance that these current distribution arrangements provide us with sufficient control to ensure the Ailibao branded-franchise stores sell our products on an exclusive basis or to prevent our Ailibao brand from being associated with any negative image relating to quality or customer service.  Such association could damage our brand image and reputation and could have a material adverse effect on our business, results of operations and financial condition.  Further, if distributors experience financial difficulties, they may unilaterally attempt to liquidate their inventory build-up through discounts at their Ailibao branded-franchise stores without our approval, which may damage the image and the value of our “Ailibao” brand.

Adverse changes in the business and creditworthiness of our distributors could materially adversely affect our financial condition and results of operations.

We derive all of our revenue from sales to distributors.  If our distributors perform poorly or if we fail to maintain good relationships with our distributors, our sales, financial condition and operating results may be adversely affected.

We rely on our distributors for the expansion of our retail sales network, but they may not be willing to accommodate the needs of our business plans.

Our distributor-led retail network consists of 1,237 Ailibao-branded outlets covering 20 provinces and municipalities in the PRC. We rely on our existing and new distributors to assist us in exploring new markets for our products and identifying potential locations for new stores.   There can be no assurance that our distributors will choose the most ideal locations for new retail outlets and that their retail expansion would be timely or sufficient in scope to satisfy the needs of our business.

We rely on several large distributors for a significant portion of our sales.

We derive a significant portion of our sales from several large distributors. For the 2007, 2008 and 2009 fiscal years and the nine months ended September 30, 2010, sales to our top five distributors accounted for approximately 44.6%, 43.3%, 42.0% and 46.5%, respectively, of our total revenue. For the 2007, 2008 and 2009 fiscal years, sales to our single largest distributor accounted for approximately 11.9%, 10.2% and 9.1%, respectively, of our total revenue.  We generally enter into distributorship agreements with our distributors for up to a term of 60 months.  The duration of our contractual relationships with each of our top five distributors has been for more than 6 years.  We do not manufacture our products on a made-to-order basis; rather, we take orders for our prototype products at sales fairs before entering into sale contracts with our distributors to manufacture our products.  Our purchase orders at sales fairs constitute approximately 80% of our revenue.  There can be no assurance that our top distributors will renew their distributorship agreements with us on commercially acceptable terms or at all.

Under our agreements with our distributors, we appoint only one distributor instead of multiple competing distributors for one designated geographical area or region.  This enables us to manage and monitor the distributor and the Ailibao retail outlets in the designated region more effectively.  While we may rely on a sole distributor in a designated region to sell our products, we believe that we would be able to appoint a replacement distributor in the designated region if the need arises.  However, to the extent that any distributor for any particular market ceases to cooperate with us for any reason and we are not able to find a suitable replacement distributor for that market in a timely manner, we will likely lose significant business in that market, as there can be no assurance that we would be able to obtain orders from other distributors to replace any such lost sales.  Any substantial reduction in purchases from our top distributors, or any failure to renew their agreements with us, may result in a significant loss of sales and our business, financial condition and results of operation may be materially adversely affected.

We are subject to market fluctuations, which can impact the price that we sell our products to our distributors.  In addition, distributors’ sales of our products at a discount, rather than the suggested retail price, to end customers could have an adverse effect on our business and brand name.

The prices at which we sell our products are affected by supply and demand fluctuations inherent in the market for our products.  Under our current business model, we sell our products to distributors and do not sell directly to consumers.  We do not have any agreements with our distributors that provide for a minimum purchase price at which the distributors buy our products.  We do, however, provide suggested retail prices.  As such, the wholesale prices we offer for our products to our distributors must match the distributors’ expectations for the retail sale of our products to consumers.  If distributors believe that our suggested retail prices do not justify the wholesale prices at which we are offering them, they may require us to lower our wholesale prices.  If the wholesale prices of our products should decrease, our growth targets, financial condition, and results of operations may be materially adversely affected.

Our sales to distributors may not directly correlate to the demand for our products by end consumers, which could adversely affect our ability to accurately track market trends and preferences of end consumers for our products and respond to such changing market dynamics.

We sell our products to distributors and do not sell directly to end consumers.  Our distributors do not provide us with any sales reports or inventory reports.  These reports would enable us to identify whether our products are gaining consumer acceptance at the Ailibao retail outlets.   Therefore, we rely on our distributors to monitor inventory levels and overall sales performance of authorized third party retail store operators.  If we are unable to track end-consumer sales accurately, we may not be able to assess market trends and preferences, which ultimately could have a material adverse effect on our revenue.

We face increasing labor costs and other costs of production in the PRC, which could materially adversely affect our profitability.

The footwear manufacturing industry is labor intensive.  Labor costs in China have been increasing in recent years and our labor costs in the PRC could continue to increase in the future.  If labor costs in the PRC continue to increase, our production costs, including both our own manufacturing and outsourcing costs, will likely increase.  This may in turn affect the selling prices of our products, which may then affect the demand of such products and thereby adversely affect our sales, financial condition and results of operations.  Moreover, increases in costs of product parts required for production of our products, such as natural and synthetic leather, and semi-finished rubber soles, increases in electricity costs and other increases in production costs, may cause similar adverse effects, particularly if we are unable to identify and employ other appropriate means to reduce our costs of production.  Furthermore, we may not be able to pass on these increased costs to consumers by increasing the selling prices of our products in light of competitive pressure in the markets where we operate.  In such circumstances, our profit margin may decrease and our financial results may be adversely affected.

Interruptions in our supply of raw materials and product parts could adversely affect our business, financial condition and results of operations.

Our supply agreements were signed based on orders received.  For the 2007, 2008 and 2009 fiscal years and the nine months ended September, 2010, we purchased raw materials for our products from 67, 54, 42 and 77 suppliers, respectively, most of which are located in Jinjiang. For the 2007, 2008 and 2009 fiscal years and the nine months ended September 30, 2010, our top five raw-material suppliers and subcontractors accounted for approximately 42.6%, 34.9% 35.6% and 46.5%, respectively, of our total purchases from raw-material suppliers and subcontractors. During the same periods, our single largest supplier accounted for approximately 15.6%, 10.3%, 10.7% and 11.2, respectively, of our total purchases.  We purchase a large portion of our raw materials and product parts from a small number of suppliers.   There can be no assurance that our top suppliers will continue to deliver raw materials or product parts to us in a timely manner or at acceptable prices and quality, or at all.  Any disruption in supply of raw materials or product parts from our suppliers may adversely affect our business, financial condition and results of operations.

Our profitability may decrease if we are unable to pass on increased cost of raw materials and product parts to our customers.

Our manufacturing operations depend on adequate supplies of raw materials and product parts.  We purchase all of our raw materials on an order-by-order basis with suppliers.  The prices of certain of our key raw materials, such as synthetic leather, are subject to factors beyond our control, such as fluctuations in crude oil prices.  We may also experience difficulty in obtaining other acceptable quality materials on a timely basis and the prices that we pay for such materials may increase due to increased demand or other factors.  We may not be able to pass on the increased cost to our customers by increasing the selling prices due to competitive pressure in the markets.  In such circumstances, our business, financial condition and results of operations may be adversely affected.

We rely on third party contract manufacturers for a portion of our footwear production and all of our apparel and accessories production and failure of such parties to provide products in a timely fashion could adversely affect our business, financial condition and results of operations.

During the 2007 and 2008 fiscal years, we outsourced a portion of our footwear production to five contract manufacturers and all of our apparel production to four contract manufacturers. During the 2009 fiscal year, we outsourced production of a portion of our footwear to five contract manufacturers and all of our apparel and accessories to four contract manufacturers.  For 2007, 2008 and 2009, our single largest contract manufacturer of footwear accounted for approximately 20.5%, 18.7% and 18.3%, respectively, of our total purchases of footwear, and the term of our agreement with this manufacturer expires on October 24, 2011.  For 2007, 2008 and 2009, our single largest contract manufacturer for apparel accounted for approximately 32.3%, 36.4% and 35.3%, respectively, of our total purchases of apparel, and our agreement with this manufacturer expires May 31, 2011.

We can give can be no assurance that we can renew these contracts upon expiry, on commercially acceptable terms, or at all.  Contract manufacturers may unilaterally terminate our supply contracts or they may seek to increase the prices that they charge.  As a result, we are not assured of an uninterrupted supply of footwear, apparel and accessories of acceptable quality or at acceptable prices from our contract manufacturers.  We may not be able to offset any interruption or decrease in supply of our products by increasing production at our own production facilities due to capacity constraints, and we may not be able to substitute suitable alternative contract manufacturers in a timely manner at commercially acceptable terms.  Any disruption in our supply of products from contract manufacturers may adversely affect our business and could result in loss of sales and increase in production costs, which would adversely affect our business and results of operations.

We may be involved in legal proceedings arising from violation of relevant laws, rules or regulations particularly in respect of labor and environmental protection by third party contract manufacturers and suffer from damage to our reputation.

We contract with third-party contract manufacturers and raw material suppliers.  In order to protect the reputation of our brand, we strive to adhere to all relevant laws, rules and regulations, particularly in respect of labor and environmental protection.  However, we do not exercise any control over the operations of our contract manufacturers or suppliers and are therefore not able to ensure their compliance with applicable laws and regulations.  Therefore, there can be no assurance that our contract manufacturers or suppliers are in compliance with, or will comply with, all applicable labor and environmental laws, rules and regulations with respect to their manufacturing operations.  In the event that our contract manufacturers or suppliers violate any of these laws, rules or regulations, any resulting negative publicity may damage our brand and defeat our brand-building efforts.  In the event that we are named as a defendant in a lawsuit or any other proceeding arising from violations by our contract manufacturers or suppliers of any applicable laws, rules or regulations with respect to their manufacturing operations, we will incur costs and resources in defending ourselves in such a lawsuit or proceeding.  As a result of the foregoing factors, our business, profitability and results of operations may be adversely affected.

Failure to effectively promote or maintain the Ailibao brand may affect our performance and sales and cause us to incur significant costs.

The image of the Ailibao brand is an important factor in influencing consumer preferences and building brand loyalty.  Promoting and maintaining the Ailibao brand is therefore crucial to our success and growth within the PRC footwear market.  We have a sales department that helps arrange media sponsorships and other endorsement activities.  We use a variety of media, such as the Internet and outdoor billboard displays to build both regional and national brand recognition.  If we are unsuccessful in promoting our Ailibao brand among its targeted consumer groups, the goodwill and consumer acceptance of our Ailibao brand may be eroded, and our business, financial condition, results of operations and prospects may be adversely affected.   Any negative publicity, whether in the PRC or abroad, in relation to our brand or our brand representatives could have an adverse effect on the public’s perception of our brands, which could have a negative impact on our business and results of operations.

In addition, we have incurred and expect to continue to incur significant costs and expenses arising out of our brand-building activities, including sponsorships and increased advertising in regional and national Internet, television and billboard displays.  These activities may not be successful in building the goodwill and profile of our brand, which could have a negative effect on our sales and results of operations.

Our sales may be affected by seasonality, weather conditions and a number of other factors.

We operate our business in the PRC and derive all of our revenue from these operations.  Generally, PRC consumers’ spending behavior is stable year-on-year but varies seasonally, particularly during the Chinese Spring Festival, which falls in our first fiscal quarter.

However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of footwear, apparel and accessories.  In addition, unexpected and abnormal changes in climate may affect sales of our products that are timed for release during a particular season.

Fluctuations in our sales may also result from a number of other factors including:
•	the timing of international and domestic sports events;
•	consumer acceptance of our new and existing products;
•	changes in the overall sportswear industry growth rates;
•	economic and demographic conditions that affect consumer spending and retail sales;
•	the mix of products ordered by our distributors;
•	the timing of the placement and delivery of distributor orders; and
•	variation in the expenditure necessary to support our business.

As a result, we believe that comparisons of our operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of our future performance.

Our manufacturing operations may be disrupted for reasons beyond our control, which could impact our financial condition and/or results of operations.

Our manufacturing operations could be disrupted for reasons beyond our control.  The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues.  Any significant disruption to our operations could adversely affect our ability to make and sell products.

In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of our manufacturing facilities and on our business, financial condition or results of operations, and/or the operations of our distributors.

We have a limited operating history and our historical results of operations of our apparel business may not be indicative of our future performance.

We have a limited history of operation and the historical financial information in this Current Report on Form 8-K may not necessarily reflect our future results of operation.  There also may not be a sufficient basis to evaluate our future prospects.  We have outsourced all of our apparel production to contract manufacturers.  We have a limited operating history in the sale and marketing of apparel and do not have any experience in manufacturing apparel.  As a result, the historical operating results of our apparel business may not provide a meaningful basis for evaluating the performance of our apparel business going forward and may not be indicative of our future performance.

If we are unable to increase our production capacity due to our internal production constraints or our inability to locate suitable contract manufacturers with sufficient production capacity of their own, our operating results may be adversely affected.

We manufacture a portion of our footwear at our production facility in Jinjiang, Fujian province.  We outsource the manufacturing of a portion of our footwear and all of our apparel and accessories to contract manufacturers.  Although we produce a portion of our footwear products in house, we expect to continue to rely on contract manufacturers for the production of a portion of our footwear and all of our apparel and accessories.  Therefore, our ability to continue to increase our sales depends on the successful expansion of our footwear production capacity at our production facility and the availability of contract manufacturers with sufficient production capacity of their own.  If we are unable to continue to increase our internal production capacity or engage suitable contract manufacturers, our operating results may be adversely affected.

We may not be able to manage our growth effectively and our growth may slow down in the future.

We have been expanding our business rapidly and intend to continue to do so either through organic growth or through acquisitions and investments in related businesses as we deem appropriate.  Such expansion may place a significant strain on our managerial, operational and financial resources.  Further, we have no prior experience in engaging in the management and operation of retail stores or retail business. We will need to manage our growth effectively, which may entail devising and implementing business plans, training and managing our growing workforce, managing costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that our personnel, procedures and controls will be managed effectively to support our future growth adequately. Failure to manage our expansion effectively may affect our success in executing our business plan and adversely affect our business, financial condition and results of operation. In addition, our growth in percentage terms may slow in the future. Accordingly, you should not rely on our historic growth rate as an indicator for our future growth rate.

We may not be successful in our future expansion plans and may be unable to secure sufficient funding for such plans to further grow our business.

Our business expansion plans will require us to increase investments in, and devote significant resources to, our brand promotion efforts, internal production capacities, research and design capabilities and the Ailibao sales distribution network operated by our distributors. If we fail to implement our future expansion plans, we may not achieve our growth target. Furthermore, our ability to obtain adequate funds to finance our expansion plans depends on our financial condition and results of operations, as well as other factors that may be outside our control, such as general market conditions, the performance of the PRC sportswear industry, and political and economic conditions in the PRC. If additional capital is unavailable, we may be forced to abandon some or all of our expansion plans, as a result of which our business, financial condition and results of operations could be adversely affected.

Loss of any key executive personnel or any failure to attract such personnel in the future will adversely impact our business and growth prospects.

Our future success will depend on the continued service of our senior management. In particular, Mr. Ding Baofu chief executive officer, has over 18 years’ experience in the sportswear industry and is responsible for our overall corporate strategies, planning and business development. His experience and leadership is critical to our operations and financial performance.  We do not maintain any “key-man” insurance policies. If we lose the services of any of our key executive personnel and cannot replace them in a timely manner, such loss may reduce our competitiveness, and may adversely affect our financial condition, operating results and future prospects. In addition, our success depends significantly on other personnel and, in particular, our team of designers. Other international and domestic competitors that operate in the PRC may be able to offer more favorable compensation packages to recruit personnel whom we consider desirable. Our continued success will depend on our ability to attract and retain qualified personnel in order to manage our existing operations as well as our future growth. We may not be able to attract, assimilate or retain the personnel whom we need. Our staff expenses in relation thereto may increase significantly. This may adversely affect our ability to expand our business effectively.

Failure to develop technically innovative products could adversely affect our competitiveness.

While design and aesthetics of our products are important factors for consumer acceptance of our products, technical innovation in the design of footwear, apparel, and sports equipment is also essential to the commercial success of our products. Research and development plays a key role in technical innovation. Our failure to introduce technical innovation in our products could result in a decline in consumer demand for our products.

We may be involved in litigation on intellectual property infringement or other litigation or regulatory proceedings, which could adversely affect our reputation, financial condition and results of operations.

We may design products with elements that may inadvertently infringe copyright or other intellectual property rights, as a result of which other parties may initiate litigation or other proceedings against us. Responding to and defending these proceedings may require substantial costs and diversion of resources, and the result of these proceedings may be uncertain. Furthermore, our reputation may be adversely affected.

We may be subject to other lawsuits and regulatory actions relating to the business from time to time. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on our business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and result in substantial legal fees.

If we are unable to protect adequately our intellectual property, we may be involved in legal proceedings, which could be expensive and time consuming, and consumers may shift their preference away from our products.

We believe that our trademarks, patents, and other intellectual property rights are important to our brand, success and competitive position. We consider the Ailibao brand name and our trademarks to be among our most valuable assets. There may be products that are counterfeit reproductions of our products or that otherwise infringe on our intellectual property rights. We may pursue litigation in the future to enforce our intellectual property rights. Any such litigation could result in substantial costs and a diversion of our resources. If we are unsuccessful in challenging a party’s products based on trademark or design or utility patent infringement, continued sales of these products could adversely affect our sales and our brand and result in the shift of consumer preference away from our products. The actions we take to establish and protect trademarks, patents, and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products on grounds of violations of proprietary rights.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur additional capital expenditures.

Our production facilities are located in Jinjiang, Fujian province and are subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of our operations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause us to incur additional capital expenditure, which we may be unable to pass on to customers through higher prices for our products.

Our lack of insurance coverage subjects us to risks related to our operations.

Our operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property.  We do not have fixed assets insurance and we do not maintain, any product liability insurance. If we were found liable for any product liability claim, we may be required to pay substantial damages. Even if we were successful in defending such a claim, we may incur substantial financial and other resources in defending such a claim. Under such circumstances, our financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of Ailibao brand may also be adversely affected. Further, we do not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of our operations and subject us to significant losses or liabilities. Any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition and results of operations.

If we are non-compliant with PRC laws and regulations, we may be subject to certain legal consequences under PRC law.

We operate our business on two parcels of land in Fujian Province, PRC, and we have a land-use right certificate for only one of those parcels.  Pursuant to the PRC Land Management Law, if the local land administration authority were to determine that we acquired the land without proper governmental authority, the local land administration authority could repossesses the land and terminate our land use rights, and we would not be able to recover the land grant fees previously paid to the government. In addition, we would not be able to construct additional facilities on the land to implement our expansion plans.

Our risk management and internal control systems improvements may not be adequate or effective, which could adversely affect our business, financial condition and results of operations.

We have established risk management and internal control systems consisting of relevant organizational framework, policies, procedures and risk management methods that we believe are appropriate for our business operations, and we seek to continue to improve such risk management and internal control systems from time to time. However, due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that our risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

In addition, as some of our risk management and internal control policies and procedures are relatively new, we may need to establish and implement additional risk management and internal control policies and procedures to improve further our systems from time to time. Our risk management and internal control systems also depend on their implementation by our employees; there can be no assurance that such implementation will not involve any human errors or mistakes. If we fail to timely adapt and implement our risk management and internal control policies and procedures, our business, results of operations and financial condition could be materially adversely affected.

Risks Relating to the Industry in Which We Operate

Our products face intense competition, and we may not have the resources necessary to compete with competitors.

We are in the footwear and apparel industry. This industry is highly competitive in the PRC and the competitors in this market include both international and domestic companies. Some of our competitors may have greater financial, research and development and design, marketing, distribution, management or other resources. Our results of operations could be affected by a number of competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that our strategies will remain competitive or that we will continue to be successful in the future. Increased competition could result in a loss of our market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to level their competitiveness. This could adversely affect our profitability and financial results.

Our failure to predict or meet consumer preferences or demand accurately would have an adverse effect on our results of operations and financial condition.

We derive a significant amount of revenue from the sale of sports and leisurewear products that are subject to rapidly changing consumer preferences. Our sales and profits are sensitive to these changing preferences and our success depends on our ability to identify, originate and define product and fashion trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that we cannot predict with certainty. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs and styles, or influencing sports and fitness preferences through vigorous marketing, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Consolidation of distributors or concentration of retail market share among a few distributors may increase and concentrate our credit risk and impair our ability to sell our products.

The footwear and apparel retail markets in the PRC are dominated by a few large distributors with many stores. These significant distributors may increase their market share by expanding through acquisitions or through the establishment of additional stores. The consolidation of distributors concentrates our credit risk in a relatively small number of distributors and, if any of these retailers were to experience a shortage of liquidity, it would increase the risk of nonpayment of their outstanding payables to us. In addition, any shifting concentration of market share to a small number of distributors in a particular county or region increases operational risks. If any one of them substantially reduces their purchases of our products, we may be unable to find a sufficient number of other retail stores for our products to sustain the same level of sales and revenues. Further, the consolidation of distributors could limit our ability to negotiate contract terms in our favor. For example, due to a small number of distributors existing in the industry to whom we can sell our products, our ability to sell products at the price level that we wish to may be adversely affected. If the selling prices to the distributors decrease, our profitability would be adversely affected.

Risks Relating to the PRC

Our future performance is dependent on the PRC economy and, in particular, the level of growth of the PRC consumer market.

We derive all of our revenue from sales of our products in the PRC. The success of our business depends on the condition and growth of the PRC consumer market, which in turn depends on macro-economic conditions and individual income levels in the PRC. There is no assurance that projected growth rates of the PRC economy and the PRC consumer market will be realized under current economic situation. Any future slowdowns or declines in the PRC economy or consumer spending may adversely affect our business, operating results and financial condition. We believe that consumer spending habits may be adversely affected during a period of recession in the economy or that uncertainties regarding future economic prospects could also affect consumer spending habits, all of which may have an adverse effect on certain enterprises operating within the consumer and retail sectors, including us. The consumer and retail market may be affected by the changing operating conditions in the PRC. With accession of the PRC to the World Trade Organization (the “WTO”), changes and developments in the consumer and retail market may be volatile and unpredictable. For instance, the reduction in tariffs on foreign products after the liberalization of the PRC market and further entry of international brands may intensify the competition in the PRC market. This may have a material adverse impact on our business, operating results and financial condition.

Political, economic and social policies of the PRC government and PRC laws and regulations could affect our business and results of operations and may result in our inability to sustain our growth.

The economy of the PRC differs from the economies of most developed countries in a number of respects, including:

•	its structure;
•	level of government involvement;
•	level of development;
•	level of capital reinvestment;
•	control of capital reinvestment;
•	control of foreign exchange; and
•	allocation of resources.

Before its adoption of reform and open-door policies beginning in 1978, China was primarily a planned economy. Since then, the PRC government has been reforming the PRC’s economic system, and has begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970s have emphasized autonomous enterprises and the utilization of market mechanisms, especially where these policies apply to privately-owned businesses. Although we believe these reforms will have a positive effect on our overall and long-term development, we cannot predict whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have an adverse impact on our current or future business, results of operations or financial condition.

Our ability to continue to expand our business is dependent on a number of factors, including general economic, capital market conditions, and credit availability from banks or other lenders. In the past few years, the PRC government has articulated a need to control the rate of economic growth and may tighten its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Under current economic situation, financial institutions have tightened their lending. Stricter lending policies may, among other things, affect our ability to obtain financing, which may, in turn, adversely affect our growth and financial condition.

As we conduct a significant portion of our business through subsidiaries in China, we are subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, we expect to incur higher labor costs, which could have an adverse impact on our current or future business, results of operations or financial condition. Additional changes in the PRC’s political, economic and social conditions, laws, regulations and policies could have an adverse effect on our business, results of operations or financial condition.

PRC regulations relating to offshore investment activities by PRC residents may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders fail to make any required applications and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules uncertainties still exist regarding SAFE registration for PRC residents’ interests in overseas companies; and it remains uncertain whether PRC residents who are our beneficial owners through holding stock options to purchase shares of our common stock held by Lam Mei Ying, must go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how they will affect our business operations following a business combination.  For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures.  Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Our revenues are denominated in RMB, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

We are exposed to the risks associated with foreign exchange controls and restrictions in China, as our revenues are denominated in RMB, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of RMB into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. There can be no assurance that we will be able to meet all of our foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the RMB and of the U.S. dollar may have a material adverse effect on your investment.

Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition as well as on the value of, and any dividends payable on, our ordinary shares in foreign currency terms. For instance, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in us and the dividends we may pay in the future, if any.

There remains significant international pressure on the PRC government to liberalize further its currency policy, which could result in a further and more significant appreciation in the value of the RMB against the U.S. dollar. The RMB may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the RMB against the U.S. dollar or other currencies.

We rely principally on dividends paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

The registrant is a Iowa Corporation, which relies principally on dividends paid by its subsidiaries for cash requirements, including the funds necessary to service any debt we may incur. If any of our subsidiaries incurs debt in their own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to the Company.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by the consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards, which differ in many aspects from generally accepted accounting principles in other jurisdictions including IFRS. Based on PRC accounting standards, the consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, the consolidated PRC entities are restricted in their ability to transfer a portion of their net income to the registrant whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If the registrant or our non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that registrant or any such subsidiary receives from the PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Any changes in PRC policies on enterprise income tax may adversely affect our ability to pay dividends and our financial condition.

Our subsidiaries are incorporated in the PRC, Hong Kong or the British Virgin Islands. On March 16, 2007, the new PRC Enterprise Income Tax Law (the “new tax law”) was issued and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC (“Implementation Rules”) were issued, both of which became effective on January 1, 2008. Under the new tax law, non-PRC tax resident enterprises will be taxed at a withholding tax rate of 5% for Hong Kong companies, provided that the Hong Kong company owns more than 25% of the registered capital of the PRC registered company continuously within 12 months immediately prior to obtaining such dividend from such PRC company, and the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the “PRC-Hong Kong Tax Treaty,” were otherwise applicable  and 10% for British Virgin Islands companies. If an entity is deemed to be a PRC tax resident enterprise, which is an enterprise that is set up under PRC law within the territory of the PRC, or set up under the law of a foreign country or region but which has “de facto management organization” within the PRC, then qualified dividend and profit distribution from equity investment between them shall be exempted from withholding tax and income tax. Among other things, qualified dividend and profit distribution as stated in the new tax law shall refer to investment income derived by a PRC tax resident enterprise from the direct investment in other PRC tax resident enterprises, which shall exclude investment income from circulating stock issued publicly by PRC tax resident enterprises and traded on stock exchanges where the holding period is less than 12 months.

Our subsidiaries may trigger withholding tax requirements in the future under the new tax law and the Implementation Rules, depending on their classification as a PRC or non-PRC tax resident enterprise. The new tax law provides that if an enterprise incorporated outside of the PRC has “de facto management organization” within the PRC, it may be recognized as a PRC tax resident enterprise and may be subject to a 25% enterprise income tax on its worldwide income. According to the Implementation Rules, “de facto management organization” means the institution that materially and comprehensively manages and controls the enterprise’s business, personnel, finance and assets. Given the short history of the tax law and the Implementation Rules, how an enterprise qualifies for tax exemptions remains unclear. Our ability to pay dividends and our financial condition may be adversely affected as a result of the new tax law and other changes in PRC policies and regulations on dividend distributions, withholding tax, and enterprise income tax.

As all of our management is currently substantially based in the PRC, we may be treated as a PRC resident enterprise for new tax law purposes. The tax consequences of such treatment are currently unclear as they will depend on the implementation regulations and on how local tax authorities apply or enforce the new tax law or the implementation regulations.

The levy and collection of enterprise income tax in China are handled by various local governments, which in turn submit such tax revenues to their respective higher administrative authorities. Each local government has its own administrative practice with regard to the manner and the amount of tax submitted by the local government to its higher administrative authorities. PRC enterprises, including us, have no participation in or control over such administrative practices. Any discrepancies in implementation among the local governments of such administrative practice may result in uncertainties over the amount of tax for which a PRC enterprise is liable.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

Prior to the Share Exchange, our predecessor, as a company without operations, and Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd , as a PRC private company, have maintained relatively small finance and accounting staffs. Although we maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it was not required to maintain and establish these disclosure controls and procedures and internal controls as will be required now that we have substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Our 1998 reorganization as a privately-held company did not comply with PRC law.

Ailibao Shoes was formed in 1983 as a “collective-owned enterprise” under the name Jinjiang Chendai Jiangtou Leather Factory and reorganized into a limited liability company in 1998 under the name Ailibao Shoes. Until our reorganization in 1998, Jiangtou Village Committee was a 25% equity holder and Ding Jinze was a 29.2% equity holder in the business. The process of conversion from a collectively-owned enterprise to a limited liability company is subject to strict rules and procedures under PRC law and our reorganization in 1998 did not comply with these procedures. While we believe, based on confirmations and certification letters issued in 2000 and 2010 from the local municipal government, that our 1998 reorganization as a privately held company resulting in the termination of any claims that the Jiangtou Village Committee and Ding Jinze may have held, the fact that such reorganization did not comply with the conversion requirements of PRC law may result in such reorganization being declared null and void.  We have not received any legal opinions regarding the likelihood of such claims being made or whether any such claims would be successful under PRC law, accordingly we cannot assure you that the Jinjiang City nor Jinjiang Town governments will refrain from questioning the reorganization in the future. If the local municipal government  or Ding Jinze were ever to reassert their right to a equity interest in us, it could adversely affect your rights as a stockholder and the value of your investment in us.

Our lack of the land-use right certificates for the land we currently use might be challenged by the competent authorities.

The land we currently use is categorized as “collectively-owned land” under the Chinese laws. Pursuant to applicable laws, the collectively-owned land may not be transferred, sold or leased to private companies for non-agricultural purposes unless a special approval is obtained from the relevant land administration authority for converting such land into “state-owned land”.  In addition, to obtain the land use right of such state-owned land, companies are required to go through public bidding procedures.  The land authority has the right to require an enterprise using land which has not been through the public bidding procedure to return the occupied land, and the land authority may require such enterprises to demolish any improvements built on such land.

We currently use two parcels of collectively-owned land, with an area of 800m2 and 12,887m2  respectively, under two Land Use Contracts with Jiangtou Village of Chen Dai Town.  We have been granted the land use right for the land of 8,690 m2 and have obtained relevant land use right certificate.  For the remaining parts of the land, we have not obtained relevant state-owned land-use right certificates.  On October 14, 2010, Jinjiang Land and Resource Bureau issued us a letter stating that our use of the relevant land is in compliance with relevant regulations and no administrative penalties will be imposed on us for using the land without relevant land use right certificate.  This letter also confirmed that there is no material obstacle for us to obtain the land use right certificates.

As described above, a public bidding is required for the transfer of the land use right of state-owned land, and we did not go through this procedure for our 4,996 m2 parcel.  Therefore, although we obtained the confirmation from Jinjiang Land and Resource Bureau granting us the use of such land, in the event that it were later determined that this parcel should then undergo a public auction, we cannot assure you that we would win such auction, and we can give no assurance that we will ever obtain relevant land-use right certificates for the land we currently use.  In addition, as the land transfer fee is determined in the public bidding process, we cannot assess the additional costs for us to obtain the relevant land use right.  If we cannot obtain the use right of such land, it will have material adverse effect to our operation and productions.

Our lack of the building ownership certificates could adversely affect our operations

Pursuant to applicable PRC laws, any company intending to conduct construction shall first obtain relevant approvals from competent authorities, including but not limited to the Planning Permit for Construction Land, Planning Permit for Construction Project and Permit for Construction.  After the completion of construction, the company may apply for the building ownership certificate.  In addition, according to the Urban Real Estate Administration Law, the building owners may apply for building ownership certificate for real properties built in the land that it has duly obtained the land use right.  In practice, the owners of the buildings may only obtain the building ownership certificate after it has obtained the land-use right of the land that the buildings pertain to. Therefore, for buildings built on land where we have not obtained the land-use right certificates, we have not been able to apply for building ownership certificate.

Although we have obtained a confirmation letter issued by Jinjiang Planning Construction and Real Estate Bureau on October 14, 2010, confirming there is no material obstacle for us to obtain the relevant building ownership certificates, we cannot assure you that we may duly obtain such certificates or that our operations and productions would not be adversely affected if we failed to obtain such certificates.

Failure to pay the housing fund for our employees might be challenged by the competent authority

Relevant PRC laws and regulations require all private enterprises to establish a housing funds account and pay housing funds for all of their employees.  Failure to comply with such requirements may result in administrative penalties ranging from RMB 10,000 to RMB 50,000.

We have not established a housing fund and have not made any contributions to housing funds for any of our employees since our establishment.  On October 9, 2010 Quanzhou Housing Fund Management Center issued a certificate letter confirming that, although the authority is aware of the fact that we have not made any employee housing fund contribution, it nevertheless decided that it will not impose any administrative penalties on us for such noncompliance.  However, we cannot assure you that the decision of Quanzhou Housing Fund Management Center will not be challenged by the authorities at higher governmental levels or we will not be required to make up the payments for all of our employees.

Our contractual arrangements with the operating company Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. and its shareholders may not be as effective in providing control as direct ownership of it.

Our contractual arrangements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd. (“Ailibao Shoes”) and its shareholders (Ding Baofu, Ding Baojian, Ding Changming) provide us with effective control over Ailibao Shoes.  As a result of these contractual arrangements, we are considered to be the primary beneficiary of Ailibao Shoes and we consolidate the results of operations, assets and liabilities of Ailibao Shoes in our financial statements.  These contractual arrangements may not be as effective in providing us with control over Ailibao Shoes as direct ownership of these companies. If Ailibao Shoes or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

The shareholders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd is owned by Ding Baofu, Ding Baoiian, Ding Changming,  our Chairman and CEO, COO and director, and director, respectively.  Conflict of interests between their role as a shareholder of our VIE and their duties to our company may arise. PRC law provides that a director or member of management owes a fiduciary duty to the company he directs or manages.   Each must therefore act in good faith and in the best interests of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd and must not use their respective positions for personal gain. These laws do not require them to consider our best interests when making decisions as a director or member of management of the VIE. We cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIEs to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIEs and receive economic benefits from them. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company and a conflict could result in these individuals as officers of our company violating fiduciary duties to us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our affiliated entities owe additional taxes could reduce our net income and the value of your investment.

As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Ailibao Management and Ailibao Shoes do not represent an arm’s-length price and adjust Ailibao Shoes’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Ailibao Shoes, which could in turn increase its respective tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our affiliated entities for underpaid taxes.

Our net income may be adversely affected if Ailibao Shoes’ tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese RMB into foreign currencies and, if Chinese RMB were to decline in value, reducing our revenue in U.S dollar terms.

Our reporting currency is the U.S. dollar and our operations in the PRC use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese RMB. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the RMB depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the PRC government changed its policy of pegging the value of Chinese RMB to the U.S. dollar. Under the new policy, Chinese RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. From mid-2008 to mid-2010 the RMB traded within a narrow range against the U.S. dollar at approximately RMB6.83 per U.S. dollar. In June 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the RMB has appreciated modestly. It is difficult to predict when and how RMB exchange rates may change going forward.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income for our operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although PRC governmental policies were introduced in 1996 to allow the convertibility of Chinese RMB into foreign currency for current account items, conversion of Chinese RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Adminstration of Foreign Exchange (SAFE), which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that PRC regulatory authorities will not impose greater restrictions on the convertibility of Chinese RMB in the future. Because a significant amount of our future revenue may be in the form of Chinese RMB, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese RMB to fund our business activities outside of the PRC, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If business ventures are unsuccessful, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

You may have difficulty enforcing judgments against us.

We are a U.S. holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would recognize or enforce a judgment rendered by a court in the United States.

We must comply with the Foreign Corrupt Practices Act and PRC anti-bribery law, which may put us at a competitive disadvantage.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. We are also subject to PRC anti-bribery law, which strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Certain PRC government approvals may be required under regulations adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. This rule requires that, if an overseas company is established or controlled by PRC domestic companies or citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC, published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, our PRC counsel has advised us that since our subsidiaries were established by means of direct investment rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to the Ministry of Commerce or the CSRC for its approval for our contractual control on Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd or any of our transactions including the reverse merger listing of Ailibao International Investment Limited and its subsidiaries and contractually controlled company.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from the Ministry of Commerce and/or CSRC were required, our contractual control over the PRC business could be challenged and we may need to apply for a remedial approval and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold approximately a large majority of our outstanding Common Stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

Currently, we are quoted on the OTC Bulletin Board, where an investor may find it difficult to obtain accurate quotations as to the market value of the Common Stock. In addition, if we fail to meet the criteria set forth in SEC regulations, by law, various requirements would be imposed on broker-dealers who sell its securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices that may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our securities outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially and adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse takeover.” Securities analysts of major brokerage firms may not provide coverage of our securities since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K covering our next fiscal year. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our Common Stock.

Prior to the Share Exchange, we filed a registration statement with the Securities and Exchange Commission that contained an affirmative statement that we had no plans or intention to enter into such a transaction, which statement if proven to be misleading, could result in delays in our pursuing a public offering of our common stock in the United States or the imposition of monetary fines and penalties

Prior to the Share Exchange, prior management of our company filed certain documents and reports with the Securities and Exchange Commission (the “SEC”) in which factual representations were made regarding the nature of our business operations and intentions regarding potential acquisitions such as the Share Exchange.  At the request of the SEC, we affirmatively stated in a registration statement on Form S-1 (the “Registration Statement”) that “we had no plans or intentions to be acquired or to merge with an operating company nor did we or any of our shareholders have plans to enter into a change of control or similar transaction or to change the management of the Company.”  Notwithstanding this affirmative statement, we have entered into the Share Exchange Agreement.  In the Share Exchange Agreement, Ailibao Shoes obtained representations of prior management regarding the accuracy of such statements and the other factual statements and representations contained in such SEC filings.

In the event any investors who purchased shares pursuant to the Registration Statement claim such statement was not accurate when made, they may seek to rescind their subscriptions and we would be obligated under Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) to pay such investors the difference between the value of such shares and the price they paid.  In view of the purchase price of shares in the offering covered by the Registration Statement being $.01, we do not believe that our obligations in this regard will be material.

On the other hand, the SEC could require that the Registration Statement and certain other reports and filings filed by prior management with the SEC be significantly revised before we are able to pursue an registered public offering of our common stock and may seek to impose monetary fines or penalties. Any such actions would involve significant costs and expenses for the Company and the diversion of significant management time and attention from our operating business.

The market for OTCBB stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

SELECTED FINANCIAL DATA

Consolidated Statement of Operation Data:

	Year ended December 31,
	2009	2008	2007	2006	2005
Revenue	$81,513,360	$65,044,642	$48,142,358	$36,739,190	$30,828,353
Cost of revenue	(55,721,656)	(45,439,400)	(33,803,866)	(25,787,099)	(21,725,666)

Gross profit	25,791,704	19,605,242	14,338,492	10,952,091	9,102,687
Total operating expenses	(4,186,480)	(3,194,752)	(2,500,711)	(2,655,500)	(2,549,604)

Income from operations	21,605,224	16,410,490	11,837,781	8,296,591	6,553,083
Net Income	16,106,306	12,222,972	7,877,786	5,546,508	4,310,995
Total comprehensive income	16,115,767	12,734,362	8,431,769	5,567,851	4,310,995

Basic earnings per share attributable to controlling interest	$0.051	$0.039	$0.025	$0.017	$0.014

Diluted earnings per share attributable to controlling interest	$0.051	$0.039	$0.025	$0.017	$0.014

Dividends declared per share	$0.048	$0.039	$0.023	$0.009	$0.010

Weighted average number of shares outstanding

Basic	317,409,000	317,409,000	317,409,000	317,409,000	317,409,000

Diluted	317,409,000	317,409,000	317,409,000	317,409,000	317,409,000

Consolidated Balance Sheet Data:

	As of December 31,
	2009	2008	2007	2006	2005
Cash	$1,048,421	$1,314,218	$428,288	$273,496	$919,987
Accounts receivable, net	13,977,523	8,226,788	5,037,243	4,026,426	3,068,866
Inventories	3,765,055	3,004,402	3,238,503	1,423,890	1,284,315
Property, plant and equipment	2,922,267	3,213,803	3,105,414	3,143,737	2,598,246
Total assets	35,377,215	28,133,954	22,916,439	11,964,219	9,120,300
Total current liabilities	29,487,531	23,563,042	18,767,687	8,844,502	5,128,869
Total liabilities	29,487,531	23,563,042	18,767,687	8,844,502	5,128,869
Total stockholders’ equity	5,889,684	4,570,912	4,148,752	3,119,717	3,991,431

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Disclaimer Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “believes,” “management believes” and similar language.  Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Current Report on Form 8-K.

Formation

Our 100% owned PRC subsidiary, Ailibao (Fujian) Marketing Management Company Limited, (“Ailibao Marketing”) has entered into a set if agreements with Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co. Ltd (“Ailibao Shoes”), which is a PRC operating company that was reorganized in 1998, and with the current owners of Ailibao Shoes.  Under these agreements, signed on November 18, 2010, Ailibao Marketing has effective control of the board of directors and as well as the right to all net profits of Ailibao Shoes.  Under US accounting rules, Ailibao Shoes is consolidated into our financials as a variable interest entity (“VIE”).  We typically refer to Ailibao Shoes, Ailibao Management, and our affiliates together as “We.”

Overview

We design, produce and distribute Ailibao branded footwear and apparel. We began our current operations in 1998 and our corporate headquarters are located in Jinjiang city, Fujian province. Our footwear product line includes basketball, running, tennis, skateboarding, hiking, and casual sport shoes. Our apparel product line includes t-shirts, sweaters, sports suits, jackets, sports bags and caps. The quantities of accessories including sports bags and caps are relatively small each year and are included within our apparel figures. We operate our own shoe production facilities but continue to outsource more than half of our shoe production needs and all of our clothing production requirements to contract manufacturers.

We sell and ship our products directly to distributors, who supply Ailibao products to retail outlets including street level retail stores, in-mall retail stores, department store sales booths, and mixed sportswear retail stores.  Our products are currently sold in 1,237 retail outlets in 20 provinces, with the highest concentration in Western China.   Over 337 of these retailers carry Ailibao products exclusively and use Ailibao branding in their signage.  While we do not have a contractual relationship with these retailers, we regularly provide store design as well as start-up and merchandising support to such retailers, which we refer to as Ailibao Franchise stores.

Revenue

To facilitate the release of new products, we host sales fairs for our distributors in March, June, and September, so they can review new products and develop their orders.  Most of our orders arise during or shortly after the sales fairs.  20-25% of our orders come as in-season “re-orders.”  Our brand is mainly known for our shoes, which constituted 80.3% of our sales for the first three quarters of the 2010 fiscal year.  We typically sign a 60-month agreement with our distributors.  For most orders we require a 30% payment before shipment, with the remainder be paid within 30 days after delivery. We will extend credit terms up to 90 days for our most valued distributors. In accordance to our contracts with distributors, we need to buy back excess inventory from our distributors subject to a 20-60% discount on the original purchase price upon their request.  To maintain channel flow and lessen risk of any build-up of outdated products, we encourage distributors to order only what they think they can distribute in a short period. We also request that they clear out their inventory on then pay for the last month’s shipment before we arrange and send a new shipment. We also support and promote the development of new retailers selling our product by providing store design support, merchandising support, and start-up assistance.

The main factors that affect our revenue include the following:

(a)	Size of sales network

We sell our products directly to distributors, who supply their retail network. This current size and future growth of this network is the most critical factor in affecting our total sales.

(b)	Positioning and price

Ailibao is positioned as a value oriented stylish brand versus international brands with broad appeal to mainstream Chinese consumers. The average retail price of our shoes is approximately RMB 180 per pair.  We believe this price point versus international brands is also substantial driver of sales.

(c)	Our production capacity

Our current production capacity cannot meet our annual sales demand. We thus rely on contract manufacturers for most of our shoe production and all of our clothing production. Such reliance on outsourcing can affect our sales in that they require larger orders and longer lead times than our own production lines.  We believe that expanding our own production capacity will alleviate these issues, enabling us to offer a wider product line and complete more in-season reorders.

(d)	Appealing styles and models.

We design and produce a wide range of shoe styles, including standard and more distinctive styles. Our distinctive styles have added much character to our brand.   Ailibao’s street fashion and hip-hop designs are consistently among our best sellers, and thus our ability to successfully develop new and appealing designs will have a significant effect on our revenues.

(e)	Competition

We face competition from many PRC and international brands. We also face competition from unlicensed counterfeit goods bearing premium brand names. The sportswear footwear market is large and fragmented, giving consumers a wide array of choices. The marketing, product design, and pricing of our competitors can affect our sales.

(f)	Access to capital

A key strategy for increasing brand awareness and sales performance has been the development of Ailibao-branded franchise stores, which typically feature modern design and sell our products exclusively.  Our access to capital and ability to contribute start-up subsidies for such stores can influence the size of our retail network and thus our sales levels.

Please refer to the section “Risk Factors” herein for further information on other factors that may affect our revenue.

Cost of revenue

Our cost of revenue comes from our own production as well as subcontract manufacturers.   For our own production, cost of revenue includes cost of raw material, direct labor and production overhead, which typically accounts for approximately 80%, 15% and 5% of our cost of revenue, respectively, but which vary during individual periods. Direct labor includes salaries, wages and staff related costs of plant operators and those who are directly involved in the production of our products. Overhead consists mainly of material usage, depreciation charges on machinery, utilities (water and electricity) and other factory related costs.  The main raw materials we use for our own shoe production are leather, shoe soles, and canvas, which are subject to market forces and period price changes.

A majority of our shoe production and all of our clothing production are outsourced to contract manufacturers, thus most of our cost of revenue comes from contract prices negotiated with outsource or subcontract manufacturers. We typically negotiate outsource production contracts using per item costs based on overall order quantities. Usually, this subcontracting price is based on our estimation of actual unit production cost.  As compared to our own production, the subcontracting costs of apparel products and shoes in nine months period ended September 30, 2009 and 2010 totaled 65.8% and 70% respectively, with per item prices relatively stable. For most outsource production, we typically pay within 2-3 months of receiving finished product, and the contract manufacturer pays the cost of shipping to our warehouse.  The ultimate cost of revenue we experience from outsource production varies with the costs of raw material, labor, and overhead experienced by the subcontract manufacturers, combined with their own mark-up or profit margin.

We carefully select and evaluate our contract manufacturers. Each of our contract manufacturers is subject to an annual evaluation and assessment of product quality and timeliness of product delivery. We monitor the operation and performance of our contract manufacturers by checking each batch of products delivered to us and timely reporting to the relevant contract manufacturers any failure to meet our product quality requirements or incidents of late delivery.

Gross profit margin

We seek to maintain our gross profit margins at around 30%.  We have historically been able to achieve our target because we use the “cost plus” method to price our products to our distributors after confirming the materials and other costs for specific models being offered that season.  In addition, we don’t go into large-scale production until we have received specific orders and thus have minimal production overstock.  While our gross margins are relatively stable, the overall amount of gross profit will vary with our revenue and the changes in relevant sales order levels for the year/period under review. Overall gross profits have been rising in correlation to the increase in the number of retail outlets carrying our products for the year/period under review.

Operating expenses

Our operating expenses consist of selling costs, distribution costs, and administrative expenses.  Our selling and distribution costs mainly consist of advertising expenses, business promotion expenses, exhibition expenses, and transportation costs. Our administrative expenses mainly consist of management and administrative salaries, new product development expenses, and staff welfare.  Our operating costs are budgeted and predictable.  We seek to keep our advertising expenses relatively low, by relying on indirect advertising and brand promotion via our franchise stores. In addition, our brand image as “street fashion” and “hip hop” has reduced the need to retain professional athletes as spokespeople.  We have plans to increase our sponsorship and advertising costs but expect that such expenditures as a percentage of sales will be relatively low compared to that of competing international brands.

Interest expenses

Our interest expenses consist mainly of interest on bank borrowings, which were incurred for working capital purposes.

Income taxes

We are subject to income taxes in accordance with the tax law of the PRC.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for routine repairs and maintenance are expensed as incurred.   Depreciation is calculated on the straight-line basis over each asset’s estimated useful life down to the estimated residual value of each asset. Estimated useful lives are as follows:

Buildings	20 years
Plant and machinery	10 years
Furniture and equipment	5-10 years

Revenue recognition

We derive our revenue only from product sales.  We recognize revenue for product sales in accordance with ASC 605, Revenue Recognition (formerly Staff Accounting Bulletin, or SAB No. 104, Revenue Recognition), under which revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the fee is fixed or determinable and collectability is reasonably assured.  Revenue from product sales is generally recognized upon shipment.

Inventories

Inventories consists of raw materials, work in progress and finished goods on hand. They are stated at the lower of weighted average cost or market.  We evaluate our ending inventories for excess quantities and obsolescence on a yearly basis.  This evaluation includes analysis of historical and forecasted sales levels by product.  A provision is recorded for inventories on hand in excess of forecasted demand.  In addition, we write off inventories that are considered obsolete.  Obsolescence is determined from several factors, including competitiveness of product offerings, market conditions and product life cycles.  Increases to the allowance for excess and obsolete inventory are charged to cost of revenue.  At the point of the loss recognition, a new, lower of cost or market basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.  If this lower of cost or market inventory is subsequently sold, the related allowance is matched to the movement of related product inventory, resulting in lower costs and higher gross margins for those products.

Accounts receivable

We defer recognition of revenue and the related receivable when we cannot estimate whether collectability is reasonably assured at the time products are delivered to our customer.  We also provide allowances for doubtful debt.  In establishing the allowance for doubtful debt, we review the customer’s payment history and information regarding their credit worthiness.   We seek to have strong credit policies and historically have had immaterial bad debt levels.

Recent accounting pronouncements

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This ASU provides amendments that clarify existing disclosures on levels of disaggregation, inputs and valuation techniques to improve transparency in financial reporting.  ASU 2010-06 also requires new disclosures on transfers in and out of Level 1 and Level 2, and activity in Level 3 fair value measurements.  This amendment is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuance and settlements in the roll-forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  We are currently evaluating the impact that the adoption of this ASU will have on our consolidated financial statements.

 In February 2010, the FASB issued ASU 2010-9, Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-9 amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC’s requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company expects the adoption of ASU 2010-09 will not have a material impact on the Company’s results of operations or financial position.

 In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  ASU 2010-20 improves the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting period ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company expects the adoption of ASU 2010-20 will not have a material impact on the Company’s results of operations or financial position.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. ASU 2010-21 amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. The Company expects the adoption of ASU 2010-21 will not have a material impact on the Company’s results of operations or financial position.

In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics-Technical Corrections to SEC paragraphs (SEC Update). ASU 2010-22 amends various SEC paragraphs based on external comments received and the issuance of Staff Accounting Bulletin (“SAB”) 112, which amends or rescinds portions of certain SAB topics. The Company expects the adoption of ASU 2010-22 will not have a material impact on the Company’s results of operations or financial position.

Results of Operations

Results of operations for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009

The following tables set forth key components of our results of operations for the nine months periods indicated, in US dollars, and key components of our revenue for the nine months period indicated, in US dollars. The discussion following the table is based on these results.

	Nine months ended September 30,
	2010	2009

Revenue	$73,622,691	$58,621,940
Cost of revenue	(50,461,284)	(40,053,950)
Gross profit	23,161,407	18,567,990

Operating expenses:
Selling and distribution expenses	(1,415,663)	(1,239,850)
General and administrative expenses	(2,205,228)	(1,865,246)
Total operating expenses	(3,620,891)	(3,105,096)

Income from operations	19,540,516	15,462,894

Interest and other income (expense), net	14,806	(29)
Finance costs – Interest expenses	(103,217)	(16,433)

Income before income taxes	19,452,105	15,446,432
Income taxes	(4,828,629)	(3,869,849)

Net income	14,623,476	11,576,583

Other comprehensive income:
Foreign currency translation gain	371,642	591,134

Total comprehensive income	$14,995,118	$12,167,717

Revenue:

Revenue increased by $15,000,751, or 26%, to $73,622,691 for the nine months period ended September 30, 2010, from $58,621,940 for the nine months ended September 30, 2009.  This growth was driven mostly by increases in shoe sales.  Our revenue grew as a result of increases in our retail sales network mainly in Western China, including Cheng Du, Chong Qing, Gui Yang and Xian, which increased 22% to 1,172 outlets from September 30, 2009 through September 30, 2010.  For the 9 months ended September 30, 2010 as compared to the same period of 2009, shoe sales rose 30.8%, while apparel sales rose 8%.   In the 9 month period ended September 30, 2010, we shipped 6,969,806 pairs of shoes, as compared with 5,509,226 pairs for the same period of 2009.

Cost of revenue:

Cost of revenue increased by $10,407,334, or 26%, from $40,053,950 for the nine months period ended September 30, 2009 to $50,461,284 for the nine months period ended September 30, 2010.  The percentage increase in cost of revenue was in line with the increase in revenue as mentioned above.  The direct labor rate remained steady during the period. The volume of sports shoes produced by self-production for the first 9 months of 2010 was 2.7 million pairs of shoes, as compared to 2.5 million pairs for the first nine months of 2009. For our own production, the percentage of costs from raw materials rose from 82% of total costs for the 9 months ended 2009, to 84% for the same period of 2010.  This increase was due to slight inflation of raw materials cost as well as certain designs that required more expensive materials.  The costs of revenue from outsource production, on a per item basis, increased in line of the raw material costs as mentioned above in the 9 months of 2010 as compared with the same period of 2009. Out of the total cost of revenue, the total subcontracting cost for shoes and apparels for the 9 months of 2010 were 70% as compared to 65.8% for the 9 months of 2009.

Gross profit:

Gross profit increased by $4,593,417, or 25%, to $23,161,407 for the nine months period ended September 30, 2010, from $18,567,990 for the nine months period ended September 30, 2009.  The increase in gross profit was in line with the increase in revenue for the period. As compared with the first 9 months of 2009, our overall gross profit margin decreased slightly in the 9 months ended 2010, from 31.7% to 31.5%.  This slight decrease was due to higher purchase costs for some of our apparel products. As mentioned above, we use a “cost plus” method of pricing our products to distributors and seek to maintain our gross profit margins at or near their current levels, while overall gross profit volumes are flexible and determined by actual orders and shipments in the period.  We attribute the 25% increase in overall gross profit mainly to the increase in revenue stemming from the increased number of retail stores carrying our products in the nine months ended September, 2010 period under review.

Operating expenses:

(i)	Selling and distribution expenses

Selling and distribution expenses increased by $175,813, or 14%, from $1,239,850 for the period ended September 30, 2009 to $1,415,663 for the period ended September 30, 2010.  The increase in selling and distribution expenses for first nine months of 2010 was in line with the increase in revenue as mentioned above.  Business promotion expenses increased $112,064 over the same period of 2009.

(ii)	General and administrative expenses

General and administrative expenses increased by $339,982, or 18%, from $1,865,246 for the period ended September 30, 2009 to $2,205,228 for the period ended September 30, 2010.  The increase in general and administrative expenses for nine months period 2010 was in line with the increase in volume of business for the year, which was mainly due to the increase in product development expenses of $369,525 for nine months period 2010.

Income from operations:

Income from operations was $15,462,894 for the nine months period ended September 30, 2009, compared to $19,540,516 for the nine months period ended September 30, 2010.  The increase of $4,077,622, or 26%, was primarily the result of increased distributor orders and shipments during the period, which in turn stemmed from the increase in the number of retail outlets carrying Ailibao products.

Interest and other income (expenses), net

This category was mainly comprised of proceeds from disposal of scrapped raw materials, which was offset by miscellaneous and non-operational charges including charity donation.  It was about 0.0003% and 0.1% to net income for the nine months periods 2009 and 2010 respectively, and too immaterial to affect the performance of the periods under study.

Finance costs

Finance costs were $16,433 for the nine months period ended September 30, 2009, compared to $103,217 for the nine months period ended September 30, 2010.  This amounts to 0.14% and 0.7% of net income for the nine months periods 2009 and 2010 respectively, and is too immaterial to affect the performance of the periods under study.

Income taxes

Provision for income taxes was $3,869,849 for the nine months period ended September 30, 2009, compared to $4,828,629 for the period ended September 30, 2010.  The increase of $958,780, or 25%, was in line of the increase in income from operations as mentioned above.

Net income

Net income was $14,623,476 for the nine months period ended September 30, 2010, compared to $11,576,583 for the nine months period ended September 30, 2009, an increase of $3,046,893 or 26%.  The increase in net income was in line of the increase in our revenue, and its percentage increase in line with the increase in income from operations shown above.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010, our balance of cash and cash equivalents was $960,906.   As of September 30, 2009, our balance of cash and cash equivalents was $5,757,317. The decrease of $4,796,411 or 83% was due to a dividend payment of $2,872,449 and a bank loan repayment of $2,424,331 during the nine months ended September 30, 2010. All of the Company’s funds were located in financial institutions located in China.

The primary uses of cash have been for selling and marketing expenses, employee compensations, product development expenses and working capital. Other than dividends, all funds received have been expended in the furtherance of growing the business, establishing the brand, and repayment of loans and accounts payable.  The Company currently generates cash flows through operations which it believes to be sufficient to sustain current level operations for at least the next twelve months.

Quantitative and qualitative disclosures about market risk

Interest rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At September 30, 2010, we had approximately $960,906 in cash and cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign exchange rates. All of our revenues derived, and expenses and liabilities incurred, are in RMB (the currency of the PRC). Thus, the revenues and operating results would not be impacted by exchange rate fluctuations in the currency of RMB. However, as the reporting currency is US Dollar, the exchange rate would influence the asset and liability value and other comprehensive income.

Off-Balance Sheet arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).   During the first 9 months of 2010 and the first 9 months of 2009, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.  This account was controlled by us and its Ailibao transaction activity has been included in our audited and reviewed figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or reality of cash controls risks.

Results of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008

The following tables set forth key components of our results of operations for the years indicated, in US dollars, and key components of our revenue for the year indicated, in US dollars. The discussion following the table is based on these results.

	Year ended December 31,
	2009	2008
	(audited)	(audited)

Revenue	$81,513,360	$65,044,642

Cost of revenue	(55,721,656)	(45,439,400)
Gross profit	25,791,704	19,605,242

Operating expenses:

Selling and distribution expenses	(1,712,346)	(1,300,594)

General and administrative expenses	(2,474,134)	(1,894,158)

Total operating expenses	(4,186,480)	(3,194,752)
Income from operations	21,605,224	16,410,490

Interest and other income, net	6,709	10,662

Finance costs	(43,822)	(11,194)

Income before income taxes	21,568,111	16,409,958

Income taxes	(5,461,805)	(4,186,986)

Net income	16,106,306	12,222,972

Other comprehensive income:
Foreign currency translation gain	9,461	511,390

Total comprehensive income	$16,115,767	$12,734,362

Revenue:

Revenue increased by $16,468,718 or 25%, from $65,044,642 for the year ended December 31, 2008 to $81,513,360 for the year ended December 31, 2009.  The growth rate during the period of revenue from apparel products was 40.3% as compared to 21.5% of sport shoes.  The strong performance of apparel products was mainly due to enhanced recognition of the Ailibao brand by customers.  On an overall basis, shoes were the largest contributor to our total turnover in 2009, accounting for 77.4% of sales in year 2009.   In year 2009, we shipped 7,685,784 pairs of shoes, as compared with 6,066,610 pairs for year 2008. We attribute most of the overall sales growth in 2009 to the increase in retail outlets carrying our products, which increased from 840 retail outlets at the end of 2008 to 1008 retail outlets by the end of 2009. These retail stores were opened mainly in western China, including Cheng Du, Chong Qing, Gui Yang and Xian. Some stores were also opened in southern China.

Cost of revenue:

Cost of revenue increased by $10,282,256, or 23%, from $45,439,400 for the year ended December 31, 2008 to $55,721,656 for the year ended December 31, 2009.  The percentage increase in cost of revenue was in line with the increase in revenue as mentioned above.   The direct labor cost increased in line with the production volume during the year. The quantity of shoes produced by self-production in 2008 was 2.7 million pairs, as compared to 3.5 million pairs of shoes in 2009. The percentage of raw materials in the total costs of self-production decreased from 86% in 2008 to 82% in 2009.  This was attributable to decreases in raw materials prices in the aftermath of the global financial crisis. Out of the total cost of revenue, the total subcontracting cost for shoes and apparels for year 2009 were 66.9% as compared to 64.2% for year the year 2008.

Gross profit:

Gross profit increased by $6,186,462, or 32%, from $19,605,242 for the year ended December 31, 2008 to $25,791,704 for the year ended December 31, 2009.  The increase in gross profit was in line with the increase in revenue as mentioned above. Since the Company typically sets its selling prices after confirming raw materials and other costs, we were able to maintain stable gross margins.   The gross profit margin for year 2009 was 31.6%, compared to 30.1% for the year 2008.  We attribute the increase in gross profit for the period as due to increased consumer acceptance of our brand and the above-mentioned increase in retail outlets carrying our products.

Operating expenses:

(i)	Selling and distribution expenses

Selling and distribution expenses increased by $411,752, or 32%, from $1,300,594 for the year ended December 31, 2008 to $1,712,346 for the year ended December 31, 2009.  The increase in selling and distribution expenses for the year ended December 31, 2009 was in line with the increase in revenue as mentioned above.  On a gross basis, greater selling expenses were mainly due to an increase in business promotion expenses of $285,934 and an increase in advertising expenses of $141,762 in 2009.

(ii)	General and administrative expenses

General and administrative expenses increased by $579,976, or 31%, from $1,894,158 for year ended December 31, 2008 to $2,474,134 for year ended December 31, 2009.  The increase in general and administrative expenses for year ended December 31, 2009 was in line with the increase in volume of business, which was mainly due to the increase in product development expenses year for the ended December 31, 2009 of $349,550.

Income from operations:

Income from operation was $16,410,490 for the year ended December 31, 2008, compared to $21,605,224 for the year ended December 31, 2009.  The increase of $5,194,734, or 32%, was primarily the result of the increase in gross profit.    We attribute most of these gains to an increase in consumer awareness of our brand and primarily from the increase in retail outlets carrying our products.

Interest and other income, net

This category includes proceeds from the disposal of raw materials cuttings, which were offset by miscellaneous and non-operational charges including charity donation.  The net result is about 0.09% and 0.04% to net income for the years 2008 and 2009 respectively.

Finance costs

Finance costs were $11,194 for the year ended December 31, 2008, compared to $43,822 for the year ended December 31, 2009.  It was about 0.09% and 0.27% of net income for the years 2008 and 2009 respectively.

Income taxes

Provision for income taxes was $4,186,986 for the year ended December 31, 2008, compared to $5,461,805 for the year ended December 31, 2009.  The increase of $1,274,819, or 30%, was in line of the increase in income from operations as mentioned above.

Net income

Net income was $16,106,306 for the year ended December 31, 2009, compared to $12,222,972 for the year ended December 31, 2008, an increase of $3,883,334 or 32%. The increase in net income is in line with the increase in our revenues, and its percentage increase is about the same as the one of income from operations as shown above.  We attribute our rise in net income mainly to increasing consumer awareness of our brand and from the increase in number of retail outlets carrying our products.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2009, our balance of cash and cash equivalents was $627,964.   As of December 31, 2008, our balance of cash and cash equivalents was $816,600. The decrease of 188,636 or 23% was due mainly to the increase in payments to suppliers and  other cash outflows during the year 2009. The increase in accounts and note payable in 2009 was $173,924, or 2%, which was lower than the increase of $248,817, or 3%, for the year 2008. These funds were located in PRC financial institutions. The primary uses of cash have been for selling and marketing expenses, employee compensation, new product expenses and working capital. Other than dividends, all funds received have been expended in the furtherance of growing the business, establishing brand portfolios, and used for the repayment of loans payable and business related expenditures.

Quantitative and qualitative disclosures about market risk

Interest rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2009, we had approximately $627,964 in cash and cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign exchange rates. All of those revenues derived and expenses and liabilities incurred are in RMB (the currency of the PRC). Thus, the revenues and operating results would not be impacted by exchange rate fluctuations in the currency of RMB. However, as the reporting currency is US Dollar, the exchange rate would influence the asset and liability value and other comprehensive income.

Off-Balance Sheet arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs). During the years under review, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.   This account was controlled by us and its Ailibao transaction activity has been included in our audited and reviewed figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or possibility of controls risks.

Results of operations for the year ended December 31, 2008 compared to the year ended December 31, 2007

The following tables set forth key components of our results of operations for the years indicated, in US dollars, and key components of our revenue for the year indicated, in US dollars. The discussion following the table is based on these results.

	Year ended December 31,
	2008	2007
	(audited)	(audited)

Revenue	$65,044,642	$48,142,358
Cost of revenue	(45,439,400)	(33,803,866)
Gross profit	19,605,242	14,338,492

Operating expenses:
Selling and distribution expenses	(1,300,594)	(1,017,579)
General and administrative expenses	(1,894,158)	(1,483,132)
Total operating expenses	(3,194,752)	(2,500,711)
Income from operations	16,410,490	11,837,781

Interest and other income, net	10,662	9,710
Finance costs	(11,194)	(16,585)

Income before income taxes	16,409,958	11,830,906
Income taxes	(4,186,986)	(3,953,120)

Net income	12,222,972	7,877,786

Other comprehensive income:
Foreign currency translation gain	511,390	553,983

Total comprehensive income	$12,734,362	$8,431,769

Revenue:

Revenue increased by $ 16,902,284 or 35%, from $48,142,358 for the year ended December 31, 2007 to $65,044,642 for the year ended December 31, 2008. The growth rate of revenue from sports shoes was 38% as compared to 24.9% of apparel products.   Sport shoes were the largest contributor to our total turnover for 2008 and 2007. In 2008, we shipped 6,066,610 pairs of shoes, as compared with 4,711,714  pairs for 2007.    The increase in our overall revenue is mostly attributable to increases in our retail network, which grew from 701 retail outlets at the end of 2007 to 840 retail outlets by the end of 2008. These retail stores were opened mainly in Western China, including Cheng Du, Chong Qing, Gui Yang and Xian. Some stores were also opened in Southern China such as Fujian Eastern China such as Wuhan and Northern China such as Shi Jia Zhuang. As same as last year, we kept a total of 11 distributors in the country.

Cost of revenue:

Cost of revenue increased by $11,635,534, or 34%, from $33,803,866 for the year ended December 31, 2007 to $45,439,400 for the year ended December 31, 2008.  The percentage increase in cost of revenue was in line with the increase in revenue as mentioned above.  The gross direct labor cost increased in line with the gross production volume during the year. The quantity of sports shoes produced by self-production in 2007 was 1.97 million pairs, as compared to 2.7 million pairs in 2008.  The largest cost component of our products, raw materials, grew from 84% of total cost in 2007, to 86% of total cost in 2008.   This increase was attributable to higher purchase costs of raw materials, which consist mainly of leather, shoe soles, and canvas. Out of the total cost of revenue, the total subcontracting cost for shoes and apparels for 2008 were 64.2% as compared to 72.9% for 2007.

Gross profit:

Gross profit increased by $5,266,750, or 37%, from $14,338,492 for the year ended December 31, 2007 to $19,605,202 for the year ended December 31, 2008.  The percentage increase in gross profit was in line with the percentage increase in revenue as mentioned above. Since the Company typically sets the selling price to distributors after confirming production costs, the overall gross profit margin could be kept stable. The gross profit margin for year 2007 was about 30%, which was stable with 2008.  During 2007, the gross profit margins for our sports shoes and apparel products were 29% and 32.5%, respectively.  In 2008, the gross profit margin of sports shoes and apparel products were 29.9% and 31.2% respectively. The slight decrease in gross profit margin of apparel products was due to the increase in the purchase cost of apparel products in 2008.

Operating expenses:

(i)	Selling and distribution expenses

       Selling and distribution expenses increased by $283,015, or 28%, from $1,017,579 for the year ended December 31, 2007 to $1,300,594 for the year ended December 31, 2008.  The increase in selling and distribution expenses for the year ended December 31, 2008 was in line with the increase in revenue as mentioned above, which is mainly due to the increase in business promotion expenses of $124,425 and advertising expenses of $125,604 in the year ended December 31, 2008.

(ii)	General and administrative expenses

       General and administrative expenses increased by $411,026, or 28%, from $1,483,132 for year ended December 31, 2007 to $1,894,158 for year ended December 31, 2008.  The increase in general and administrative expenses for year ended December 31, 2008 was is mainly due to the increases in product development expenses year ended December 31, 2008, which was $385,702.

Income from operations:

Income from operation was $16,410,490 for the year ended December 31, 2008, as compared with $11,837,781 for the year ended December 31, 2007.  The increase of $4,572,709, or 39%, was primarily the result of increases in gross profit.   We attribute the increase in income from operations to increased market awareness of our brand in general, and in the increase in retail outlets carrying our products in particular.

Interest and other income, net

This category is comprised of disposal of raw materials cuttings, which was offset by miscellaneous and non-operational charges including charity donation.  It was about 0.12% and 0.09% of net income for the years 2007 and 2008 respectively.

Finance costs

Finance costs were $16,585 for the year ended December 31, 2007, compared to $11,194 for the year ended December 31, 2008.  It was about 0.21% and 0.09% of net income for the years 2007 and 2008 respectively, and thus too immaterial to affect the performance of the years under study.

Income taxes

Provision for income taxes was $3,953,120 for the year ended December 31, 2007, compared to $4,186,986 for the year ended December 31, 2008.  The increase of just $233,866, or 6%, was primarily due to the reduction in PRC income tax rates effective from year 2008.

Net income

Net income was $7,877,786 for the year ended December 31, 2007, compared to $12,222,972 for the year ended December 31, 2008, an increase of $4,345,186 or 55%.  The percentage increase in net income from 2007 to 2008 was proportionately higher than the increase in revenue for the two years, due to smaller relative increases in operating expenses and provision for income taxes in 2008 versus 2007.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2008, our balance of cash and cash equivalents was $816,600.   As of December 31, 2007, our balance of cash and cash equivalents were $119,841. The increase was due to an increase in sales in for 2008, which led to cash inflow from account receivables that exceeded payments to suppliers and other cash outflows during the year. These funds were located in financial institutions located in China.   The primary uses of cash have been for selling and marketing expenses, employee compensation, product development expenses and working capital. Outside of dividends, all funds received have been expended in the furtherance of growing the business, establishing brand portfolios, and used for the repayment of loans payable and acquisition payables.

Quantitative and qualitative disclosures about market risk

Interest rates: Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 31, 2008, we had approximately $816,600 in cash and cash equivalents.  A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign exchange rates. All of those revenues derived and expenses and liabilities incurred are in RMB (the currency of the PRC). Thus, the revenues and operating results would not be impacted by exchange rate fluctuations in the currency of RMB.

Off-Balance Sheet arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs). During the years under review, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.   This account was controlled by us and its Ailibao transaction activity has been included in our audited and reviewed figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or possibility of controls risks.

NET CURRENT ASSETS/LIABILITIES

	As of September 30,	As of December 31,
	2010	2009	2008
	US$’000	US$’000	US$’000

Current assets:
Cash and cash equivalents	961	628	817
Restricted cash	56	420	498
Accounts receivables	15,694	13,978	8,227
Inventories	1,752	3,765	3,004
Due from related party	11,687	8,882	8,835
Other current assets	1,089	2,703	1,913

Total current assets	31,239	30,376	23,294

Current liabilities:
Accounts and note payable	9,171	8,235	8,061
Accrued liabilities	1,791	1,654	1,092
Short term bank loan	2,466	1,685	220
Current tax payable	2,299	2,532	1,879
Dividend payable	-	15,383	12,312

Total current liabilities	15,727	29,489	23,564

Net current assets / (liabilities)	15,512	887	(270)

We had net current assets of $15.5 million, $0.9 million and net current liabilities of $0.3 million as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively.  The significant improvement in net current assets as of September 30, 2010 of $14.6 million was primarily due to the decrease in dividend payable of $15.4 million.

Accounts receivable

Our accounts receivable represent receivables from customers for sales of products. We had trade accounts receivable of $15.7 million, $14 million and $8.2 million as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively.  The increase in accounts receivable as at December 31, 2009 as compared to year 2008 was in line with the increase in sales.  The increase in accounts receivable as of September 30, 2010 was just a timing factor.  As of November 12, 2010, the subsequent settlement of the accounts receivable of $15.7 million amounted to $9 million or 57.7%.

The table below sets out our accounts receivable turnover days for the periods indicated:

	As of September 30,	As of December 31,
	2010	2009	2008

Accounts receivable turnover days (note)	55	50	38

Note:
Accounts receivable turnover days is equal to the average trade accounts receivable divided by sales and multiplied by 365 days (273 days for the nine months ended September 30, 2010). Average accounts receivable are equal to accounts receivable at the beginning of the year plus accounts receivable at the end of the year and divided by two.

The accounts receivable turnover days remained stable for September 30, 2010 and December 31, 2009.  They are in line of the usual credit terms allowed for account receivables of 60 days.

Inventories

Our inventories amounted to $1.8 million, $3.8 million and $3.0 million as at September 30, 2010, December 31, 2009 and December 31, 2008 respectively

	As of September 30,	As of December 31,
	2010	2009	2008

Inventory turnover days (note)	15	22	25

Note:
The calculation of inventory turnover days is based on the average inventory balances divided by cost of goods sold and multiplied by 365 days for the year (273 days to the September 30, 2010 period).  Average inventory balances are equal to inventory balance at the beginning of the year plus inventory balances at the end of the year and divided by two.

The inventory turnover days remained stable for September 30, 2010 and December 31, 2009.  These represent no indications of any problems in disposal of inventories for year 2008 through the nine months ended September 30, 2010.

Accounts payable

Our accounts payable primarily represented the amount we owed to our suppliers for the purchase of raw materials.

Property, plant and equipment

Net balance for property, plant and equipment plant amounted to $2.8 million, $2.9 million and $3.2 million as of September 30, 2010, December 31, 2009 and December 31, 2008, respectively.  We have not had significant additions to property, plant and equipment during the periods presented.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 750,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors. As of January 21, 2011, there were 341,300,000 shares of common stock outstanding. Prior to the closing of our purchase of Ailibao International, we had 8,532,500 shares issued and outstanding. Pursuant to the Share Exchange, we issued 317,409,000 shares of common stock to the Ailibao International Shareholders and to the introducing party, 6,826,000 shares of common stock, totaling 95% of the shares of common stock of the Company issues and outstanding after the closing of the share exchange.

Our common stock does not have preemptive rights, meaning that our common stockholders’ ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing stockholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in us. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of us.

Upon any liquidation, dissolution or winding-up of us, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

No Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. We have no present intention to declare any dividends on the common stock in the foreseeable future.

Transfer Agent

The  transfer agent for our common stock is Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300 Salt Lake City, UT 84121

MARKET PRICE OF COMMON EQUITY, DIVIDENDS AND OTHER SHAREHOLDER MATTERS

Market Information

There is no established public trading market for our Common Stock; however our Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “ASWV”. The following table sets forth the high and low bid information for our Common Stock for the period from June 11, 2010, the date on which our Common Stock was first quoted on the OTCBB, through January 21, 2011. The OTCBB quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock
	High	Low

Second quarter 2010	$0.00	$0.00
Third quarter 2010	$0.05	$0.05
Fourth quarter 2010	$0.27	$0.05
First quarter 2011 through January 20, 2011	$0.27	$0.27

Holders of Common Stock

As of January 21, 2011, there were of record 48 holders of our Common Stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

We are an Iowa corporation. Section 490.851 of the Iowa Business Corporation Act (the “IBCA”) provides that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by such person to be in the best interests of the corporation (in the case of conduct in such person’s official capacity) or not opposed to the best interests of the corporation (in all other cases), and in any criminal proceeding if such person had no reasonable cause to believe the individual’s conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of an Iowa corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.  Section 490.852 of the IBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director is a party because the director is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

Our Bylaws provide that we shall indemnify our directors and officers to the full extent permitted by the IBCA. Our Bylaws also provide that we may, but are not required to, purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted and incurred against such person in any such capacity or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions thereof.

The foregoing statements are subject to the detailed provisions of the IBCA and our Articles of Incorporation and Bylaws and should be read in connection with these other documents for a more full understanding of their effect on us.

The indemnification provided by us is not exclusive of any other rights to which a director or officer of us may be entitled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 21, 2011 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

We had 341,300,000 shares of common stock outstanding on January 21, 2011.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Lam Mei Ying(4)	282,176,601	82.67%

Ding Baofu, Chief Executive Officer and Chairperson of the Board(3) (4)	0	0%

Ding Changming, Director(3) (4)	0	0%

Lo Wing Sang, Chief Financial Officer(5)	5,078,544	1.48%

Ding Baojian, Chief Operating Officer and Director(3) (4)	0	0%

Neville Pearson, Director(6)	0	0%

All Directors and Officers as a Group(4) (5 Persons)	0	0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based on 341,300,000 shares of common stock outstanding on January 21, 2011.
(3)	Represents shares this person is entitled to purchase from Lam Mei Ying under an option agreement.
(4)
Address of this shareholder is Floor 2, Building 1, Kaiyuan Industrial Zone No.118, Jiangtou Village, Chendai Town, Jinjiang City.  In December 2010, Lam Mei Ying entered into a call option agreement with Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing (collectively, the “Optionees”), whereby the Optionees were granted the right to purchase 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 73,956,297 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock, 14,918,223 shares of our common stock and 15,553,041 shares of common stock, respectively, from Lam Mei Ying.  The option vests and becomes exercisable according to the following schedule: (i) 30% if the Company’s net income for the first fiscal quarter of 2011 reaches $1,000,000; (ii) 30% if the Company’s net income for the second fiscal quarter of 2011 reaches $2,000,000 and (iii) the remaining 40% if the Company’s net income for the third fiscal quarter of 2011 reaches $3,000,000.  The option commences one month from effectiveness of a certain resale registration statement that may be filed by the Company and terminates on the one year anniversary of effectiveness.  The aggregate price for all of the option shares is $10,000.

(5)	Address of this shareholder is Room 801, The Centre Mark, 287-299 Queen’s Road Central, Hong Kong.
(6)	Mr. Pearson's resignation from the Board of Directors is effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) Dismissal of Previous Independent Registered Public Accounting Firm

On January 21, 2011, we dismissed Sam Kan & Company as our independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on January 21, 2011.  Our Board of Directors participated in and approved the decision to change our independent registered public accounting firm. Sam Kan & Company reports on our financial statements for the years ended December 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than with respect to our ability to continue as a going concern.

In connection with the audit and review of our financial statements and through January 21, 2011, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with Sam Kan & Company opinion to the subject matter of the disagreement.

In connection with our audited financial statements for the years ended December 31, 2009 and 2008 and interim unaudited financial statement through September 30, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

We provided Sam Kan & Company with a copy of this Current Report on Form 8-K and requested that Sam Kan & Company furnished it with a letter addressed to the SEC stating whether or not they agree with the above statements. We have received the requested letter from Sam Kan & Company, and a copy of such letter is filed as Exhibit 16.1 to this Current Report Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

On January 21, 2011 the Board appointed Baker Tilly Hong Kong Limited (“Baker Tilly”) as our new independent registered public accounting firm. The decision to engage Baker Tilly was approved by our Board of Directors on January 21, 2011

Prior to January 21, 2011, we did not consult with Baker Tilly regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01  Changes In Control of the Registrant

On the Closing Date, pursuant to the terms of the Exchange Agreement, the Ailibao International Shareholders transferred all of the Ailibao International Shares to us and in exchange, we issued to the Ailibao International Shareholders 317,409,000 shares of our common stock and 6,826,000 shares of common stock to the introducing party, totaling  95% of our outstanding common stock after giving effect to the issuance.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements, which may result in a change in control at a subsequent date.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 21, 2011, upon the closing of the Share Exchange, all prior directors and officers of  American Smooth Wave Ventures, Inc. resigned from their positions, and prior to their resignation, Ding Baofu, Ding Baojian and Ding Changming were appointed to serve as directors, provided, however, that the resignation of Neville Pearson as director shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission (the “SEC”) and provided further, however, that the election of Ding Changming and Ding Baojian as directors shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.

All former executive officers of  American Smooth Wave Ventures, Inc. resigned on closing date, and Ding Baofu, Ding Baojian and Lo Wing Sang were appointed to serve as our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively.

All executive officers are elected annually by the Board of Directors for a one-year term until the election and qualification of their successors.  Our three directors, Ding Baofu, Ding Baojian and Ding Changming are all brothers.

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position
Ding Baofu	39	Chief Executive Officer, Chairman
Ding Baojian	46	Chief Operating Officer, Director(1)
Lo Wing Sang	44	Chief Financial Officer
Ding Changming	33	Director(1)
Neville Pearson	66	Director(2)
(1)	Appointed as a member of our board of directors on January 21, 2011, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.
(2)	Resigned from our board of directors on January 21, 2011 effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Mr. Ding Baofu is our chairman of the board and chief executive officer since January 21, 2011. Mr. Baofu Ding has over 18 years experience in the sportswear industry and is responsible for our overall strategic planning as well as overseeing the production and marketing of our products.  We believe Mr. Ding Baofu’s experience in footwear manufacturing and marketing allows him to provide valuable insight in his role as chairman of the board.  Mr. Ding Baofu is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd and has served as the chairman and chief executive officer since its inception in 1998.  Mr. Ding Baofu received a junior college degree in business administration management at Quanzhou Liming University in 1993.

Mr. Ding Baojian is our chief operating officer and director since January 21, 2011. Mr. Ding Baojian has over 25 years experience in the sportswear industry and is responsible for overseeing our operations as well as new product developments. We believe Mr. Ding Baojian’s extensive experience in the footwear industry and his expertise in evaluating raw materials for footwear manufacturing allows him to share a valuable perspective with the board of directors. Mr. Ding Baojian is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd, and is head of the product development since its inception in 1998. From 1986 to 1992, Mr. Ding Baojian was the producing department manager of a private footwear factory in Jinjiang.

Mr. Lo Wing Sang is our chief financial officer since January 21, 2011. Mr. Lo Wing Sang has served as our chief financial officer of  Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd since 2010. Prior to joining us, he was the chief financial officer of Chu Kong Petroleum and Natural Gas Steel Pipe Holdings Limited since November 2007. From 2006 to 2007, Mr. Lo held the chief financial officer position at Winning Metal Products Manufacturing Company Ltd.  From 2000 to 2006, he held controller and vice president positions in Finance (Group accounts), company secretary positions in Foxconn International Holdings Limited (Stock code: 2038) and Pico Far East Holdings Limited (Stock code: 752). Mr. Lo obtained his bachelor’s degree from City University of Hong Kong in 1994 and is qualified as ACIS, ACS, FCCA, CPA, CPA (Practicing) and ACA.

Mr. Ding Changming was appointed as a member of our board of directors on Closing Date, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.  We believe Mr. Ding Changming’s experience in the footwear industry and accounting provides him valuable insights from which he helps guide our board of directors. Mr. Ding Changming is one of the founders of Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd, and has served as its vice general manager and head of the accounting department from its inception in 1998. Mr. Ding Changming has over 11 years experience in the sportswear market and received a junior college degree in business administration management at Quanzhou Liming University in 2000.

Neville Pearson is still a member of the Board of Directors, but has tendered his resignation from the Board, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of us during the past ten years.

Executive Compensation

The following table sets forth all cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, for each of the last three fiscal years of our company to each Named Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All other compensation	Total

Ding Baofu CEO and President	2009	$21,171	-	-	$21,171
	2008	$21,012	-	-	$21,012
	2007	$18,932	-		$18,932

Lo Wing Sang Chief Financial Officer	2009	$0	-	-	$0
	2008	$0	-	-	$0
	2007	$0	-	-	$0

Compensation Discussion and Analysis

Our executive compensation program for the named executive officers (NEOs) is administered by the Board of Directors. These executive officers include Mr. Ding Baofu, the chairman of the board and chief executive officer,  Mr. Lo Wing Sang our chief financial officer and Mr. Ding Baojian, our chief operating officer and director.

Background and Compensation Philosophy

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Committee in determining the compensation of our executive officers.

Elements of Compensation

Our CEO and COO received a base salary to compensate them for services rendered during the year. Our policy of compensating certain executives with a cash salary has served the Company well.  We also use equity incentives to attract key executive talent.  Currently our CFO is primarily compensated through the use of Company equity.

Base Salary. The value of base salary for each of our named executive officers reflects his skill sets and the market value of those skill sets in the sole discretion of the board of directors.

Equity Incentives. The Company may use equity incentives as a method to attract and retain executive talent as a component of compensation.

Retirement Benefits. Our named executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation. We do not provide our named executive officer the opportunity to defer receipt of annual compensation.

Employment Agreements with Executive Officers

We do not have any employment agreements with our executive officers.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal year ended December 31, 2009.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.

Compensation of Directors

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

Currently, we do not have any independent directors. Since our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of the NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an “independent director” is a “person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”

We do not currently have a separately designated audit, nominating or board of directors.  However, we do intend to comply with the independent director and committee composition requirements in the future.

Transactions with Related Persons

During the years ended December 31, 2009, 2008 and 2007, as well as during the nine months ended September 30, 2010, a major portion of our sales proceeds were deposited into a bank account owned by one of our founders.  This account was controlled by us and its Ailibao transaction activity has been included in our audited and reviewed figures.  On November 12, 2010, we closed this account and deposited its balance into our main corporate account, to eliminate any future appearance or possibility of controls risks.

Item 5.06             Change in Shell Company Status

As described in Item 1.01 of this Current Report on Form 8-K, on the Closing Date, we acquired Ailibao International, that, through its operating subsidiaries in the PRC, is in the business of producing Ailibao branded shoes and apparel.  Pursuant to the terms of the Exchange Agreement, the Ailibao International shareholders transferred and contributed all of the Ailibao International shares to us and in exchange, we issued to the Ailibao International Shareholders 317,409,000 shares of our common stock, and to the introducing party, 6,826,000 shares of common stock, totaling 95% of our outstanding common stock after giving effect to the issuances.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01              Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

The Audited Consolidated Financial Statements of Ailibao International Investment Limited as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Consolidated Financial Statements of Ailibao International Investment Limited as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information.

Except as set forth in the paragraph below relating to pro forma per share information, a pro-forma statement of operations of the Company for the year ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010 are not presented, as pro-forma financial information for the period would be virtually identical to the historical statement of operations of  Ailibao International Investment Limited for each period.

Pro-forma income per share for the years ended December 31, 2007, 2008 and 2009 and for the nine months ended September 30, 2009 and 2010 (considering the retroactive restatement to reflect the new capital structure as a result of the reverse acquisition) would be $0.02, $0.04, $0.05, $0.04 and $0.04 respectively per share; the pro forma weighted average number of common shares outstanding would be 341,300,000 for each period presented.

Pro-forma financial information as of September 30, 2010 is not presented as pro forma financial information would be virtually identical to the historical consolidated balance sheet of Ailibao International Investment Limited as of September 30, 2010.

(c)  Shell Company Transactions.

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)  Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement
10.1	Business Operations Agreement
10.2	Share Pledge Agreement
10.3	Power of Attorney
10.4	Exclusive Business and Consulting Services Agreement
10.5	Intellectual Properties Licensing Agreement
10.6	Option Agreement
10.7	Call Option Agreement between Lam Mei Ying, Ding Baofu, Ding Changming, Ding Baojian, Ding Fung Ying, Huang Xiu Yan, Ding Mei Chi and Chen Ke Qing.
16.1	Letter of Sam Kan & Company dated January 21, 2011
99.1	The Audited Consolidated Financial Statements of Ailibao International Investment Limited as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007
99.2	The Unaudited Consolidated Financial Statements of Ailibao International Investment Limited as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 21, 2011

AMERICAN SMOOTH WAVE VENTURES, INC.

By:	Ding Baofu
Name: Ding Baofu
Title: Chief Executive Officer